Exhibit 99.1

VEDANTA RESOURCES PLC

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WELTER TRADING LIMITED

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TWIN STAR INTERNATIONAL LIMITED

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GEOPROMINING LTD.

AGREEMENT FOR THE DEPOSIT OF SHARES
OF
STERLITE GOLD LTD.

DATED August 5, 2007

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DEPOSIT AGREEMENT

This Agreement dated August 5, 2007 is made

B E T W E E N

Vedanta Resources plc (“Vedanta”)

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Welter Trading Limited (“Welter”)

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Twin Star International Limited (“Twin Star”)

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GeoProMining Ltd. (the “Purchaser”)

RECITALS

A.                                                                                   Welter, a wholly-owned subsidiary of Vedanta, is the registered and beneficial owner of all of the issued and outstanding shares (the “Twin Star Shares”) in the capital of Twin Star;

B.                                                                                     Twin Star is the registered and beneficial owner of 223,417,031 common shares (the “TS Sterlite Shares”) of Sterlite Gold Ltd. (“Sterlite Gold”), representing approximately 84.2% of the common shares (the “Shares”) of Sterlite Gold, which, in turn, beneficially owns, directly or indirectly, all of the outstanding shares of First Dynasty Mines (USA) LLC, First Dynasty Mines Armenia Limited, AGRC Services Ltd. and Ararat Gold Recovery Company LLC (collectively, the “Subsidiaries”);

C.                                                                                     The Purchaser proposes to make, subject to the terms hereof, a public offer for any and all outstanding Shares (and Holdco Shares (as defined below));

D.                                                                                    Welter is willing to irrevocably deposit the Twin Star Shares and the TS Sterlite Shares under the Purchaser’s public offer subject to the terms hereof;

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, by each Party, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1                               Definitions.  In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

“Acquisition Proposal” means any merger, amalgamation, business combination, take-over bid, tender offer, arrangement, recapitalization, liquidation, dissolution, security exchange, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same effect as a sale of material assets), any sale of a material number of securities of Sterlite Gold or rights or interests therein or thereto, redemption of a material number of shares in the capital of Sterlite Gold or similar transactions involving Sterlite Gold and/or its subsidiaries, or a proposal or offer to do so, excluding the purchase and sale hereunder or any transaction to which the Purchaser or any of its Affiliates is a party.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate.  A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

“AGRC” means Ararat Gold Recovery Company LLC.

“Agreement” means this deposit agreement and all the Exhibits and the Schedules attached hereto.

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law relating to or applicable to such Person, property, transaction, event or other matter.

“Bid Circular” has the meaning set out in Section 3.1(3).

“Bid Deposit” means an amount of $117,000,000.

“Bid Escrow Agreement” means the escrow agreement between the Escrow Agent, the Purchaser, Twin Star and Welter relating to the deposit referred to in Section 2.2.

“Board of Directors” means the board of directors of Sterlite Gold.

“Books and Records” means the Financial Records and all other books, records, files and papers of Sterlite Gold and the Subsidiaries in existence at the Expiry Time including technical reports, drawings, plans, surveys, engineering information, environmental reports, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and the minute and share certificate books of Sterlite Gold and each Subsidiary and all records, data and information stored electronically, digitally or on computer-related media.

“Business” means the business carried on by Sterlite Gold and the Subsidiaries, involving acquiring, exploring and developing mineral resource property, as well as operating gold mines in Armenia.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in Toronto, Canada or London, England or Yerevan, Armenia or Tbilisi, Georgia.

“Confidential Information” means, in relation to Twin Star, Sterlite Gold, the Subsidiaries or a Party (collectively, the “Discloser”):

(a)                                  all information, in whatever form communicated or maintained, whether orally, in writing, electronically, in computer readable form or otherwise, that the Discloser discloses to, or that is gathered by inspection by a Party (the “Recipient”) or any of the Recipient’s Representatives in the course of the Recipient’s review of the transactions contemplated by this Agreement, whether provided before or after the date of this Agreement, and whether or not specifically identified as confidential, including information that contains or otherwise reflects information concerning the Discloser or its businesses, affairs, financial condition, assets, liabilities, operations, prospects or activities, and specifically includes intellectual property, financial information, budgets, forecasts, technical reports, environmental reports, reserves or resource data, maps, drawings, sketches, plans, evaluations, legal opinions, names of securityholders, names of venture partners and contractual parties, and any information provided to the Discloser by third parties under circumstances in which the Discloser has an obligation to protect the confidentiality of such information;

(b)                                 all memoranda, plans, proposals, reports, analyses, notes, studies, forecasts, compilations or other documents, materials, computer data or writings, in any form, that are based on, contain or reflect any Confidential Information regardless of the identity of the Person preparing the same (“Notes”);

(c)                                  the existence and terms of this Agreement;

(d)                                 the fact that information has been disclosed or made available to the Recipient or the Recipient’s Representatives; and

(e)                                  the fact that discussions or negotiations are or may be taking place with respect to a possible transaction, the proposed terms of, process for, or any details relating to, any such transaction and the status of any discussions or negotiations under this Agreement;

but does not include any information that:

(f)                                    is at the time of disclosure to the Recipient or thereafter becomes generally available to the public, other than as a result of a disclosure by the Recipient or any of the Recipient’s Representatives in breach of this Agreement;

(g)                                 is or was received by the Recipient on a non-confidential basis from a source other than the Discloser or its Representatives if such source is not prohibited from disclosing the information to the Recipient by a confidentiality agreement with, or a contractual, fiduciary or other legal confidentiality obligation to, the Discloser; or

(h)                                 was known by the Recipient prior to disclosure in connection with the transactions contemplated by this Agreement and was not subject to any contractual, fiduciary or other legal confidentiality obligation on the part of the Recipient.

“Consent” means any consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person (other than Sterlite Gold or a Subsidiary) outside of Armenia which is provided for or required: (i) in respect of or pursuant to the terms of any Contract outside of Armenia; or (ii) under any Applicable Law outside of Armenia, in either case in connection with the take-up and payment by the Purchaser of Shares under the Offer on the terms contemplated in this Agreement or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement, but does not include a Regulatory Approval.

“Contracts” means all pending and executory contracts, agreements, leases and arrangements, including employment arrangements, to which Sterlite Gold or a Subsidiary is bound or affected or to which any of their respective properties or assets is subject.

 “Damages” means, whether or not involving a Third Party Claim, any loss, cost, liability, claim, interest, fine, penalty, assessment, damages available at law or in equity (other than incidental, consequential, special, aggravated, exemplary or punitive damages), expense (including reasonable costs, fees and expenses of legal counsel on a full indemnity basis, without reduction for tariff rates or similar reductions and reasonable costs, fees and expenses of investigation) or diminution in value.

“Deposit Escrow Agreement” means the escrow agreement between the Escrow Agent, the Purchaser, Twin Star and Welter relating to the deposit referred to in Section 2.1

“Direct Claim” has the meaning set out in Section 5.6.

“Directors’ Circular” has the meaning set out in Section 3.3.

“Discloser” has the meaning set out in the definition of Confidential Information.

“Disclosure Letter” means the disclosure letter of Welter and Vedanta dated the date of this Agreement.

“Dispute” means any dispute, disagreement, controversy, claim or difference between the Parties of whatsoever nature arising under, out of, in connection with or relating (in any manner whatsoever) to this Agreement or the transactions contemplated herein.

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” means the time as of which the Purchaser first takes up and pays for Shares deposited under the Offer.

“Employee” means an individual who is employed by Sterlite Gold or one of the Subsidiaries, whether on a full-time or part-time basis.

“Escrow Agent” means CIBC Mellon Trust Company or such other entity as the Parties may mutually agree.

“Escrow Deposit Conditions”. means (a) execution of the Bid Deposit Agreement and Deposit Escrow Agreement by all of the parties thereto and (b) deposit with the Escrow Agent of (i) the Signing Deposit, (ii) the Bid Deposit and (iii) the Share Documents (as defined in Section 2.2).

“Expiry Time” has the meaning set forth in Section 3.1 (1) (a).

“Financial Records” means all books of account and other financial data and information of Sterlite Gold and each Subsidiary, relating to periods prior to the Expiry Time, and includes all records, data and information stored electronically, digitally or on computer-related media.

“Governmental Authority” means any Canadian, Armenian or foreign federal, state, provincial or local government, or any Canadian, Armenian or foreign court, administrative or regulatory agency or commission or other Canadian, Armenian or foreign governmental authority or agency.

“Holdco”, “Holdco Agreement”, “Holdco Alternative”, “Holdco Election”, “Holdco Shareholders”, “Holdco Shares” have the meanings ascribed thereto in Section 3.1.

“ICC” means the International Chamber of Commerce.

“Implementation Agreement” means the implementation agreement dated February 4, 2002 between the Government of the Republic of Armenia acting by and through the Ministry of Industry and Trade and First Dynasty Mines Armenia Limited.

“Indemnified Party” means a Person whom Welter and Vedanta, on the one hand, or the Purchaser, on the other hand, as the case may be, is required to indemnify under Article 5.

“Indemnifying Party” means, in relation to an Indemnified Party, the Party to this Agreement that is required to indemnify such Indemnified Party under Article 5.

“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court or other tribunal and includes any appeal or review thereof and any application for leave for appeal or review.

“Licence” means any licence, permit, authorization, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for, Sterlite Gold or any of the Subsidiaries by any Governmental Authority.

“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction on dealing or transfer.

“Mailing Date” means August 22, 2007.

 “Material Adverse Change” means any change, effect, event, situation or condition that has a material adverse effect on the business, results of operations, properties or financial condition of Sterlite Gold and the Subsidiaries considered as a whole, provided, however, that in determining whether there has been a Material Adverse Change, any adverse effect attributable to the following shall be disregarded: (a) events, changes, developments, conditions or circumstances in worldwide, national or local conditions or circumstances (political, economic, regulatory or otherwise) that adversely affect the mining industry generally, securities markets or the economy of Armenia, the United States, Canada or any other country or jurisdiction in which customers of Sterlite Gold or any Subsidiary of Twin Star do business or have operations; (b) an outbreak or escalation of war, armed hostilities or acts of terrorism outside of Armenia, (c) any political instability or other national calamity, crisis or emergency, or any governmental response to any of the foregoing, in each case, whether occurring within or outside of Armenia; (d) an announcement of this Agreement and the transaction contemplated hereby; (e) any change in law or accounting principles (and any changes resulting therefrom) after the SPA Effective Date; (f) compliance with the terms and conditions of this Agreement or any other agreement binding on Twin Star, Sterlite Gold or any Subsidiary; (g) the breach of any terms or conditions of this Agreement by the Purchaser; (h) changes in Sterlite Gold’s application of generally accepted accounting principles; (i) changes relating to any technical, financial, operational or other business development or improvement undertaken by a competitor to Sterlite Gold or any Subsidiary; (j) any addition or loss of, or any change in the relationship, arrangement or agreement between Sterlite Gold or any Subsidiary with, any customer of Sterlite Gold or any Subsidiary; (k) any addition or loss of, or any change in the relationship, arrangement or agreement between Sterlite Gold or any Subsidiary with, any supplier of Sterlite Gold or any Subsidiary (including, without limitation, any change in the supply of products or services by a supplier to Sterlite Gold or any Subsidiary); (l) any fact or matter disclosed by or on behalf of Welter or Vedanta prior to execution and delivery of this Agreement or otherwise known by the Purchaser on or prior to the date of this Agreement; (m) any action taken by or omission of Welter or Vedanta or Sterlite Gold or any Subsidiary with the written prior consent of the Purchaser; (n) any actions taken by or omission of the Purchaser; (o) any strike, lock-out or labour disruption, unrest or irregularity involving any of the Employees; or (p) any Damages, event, change, development, condition or circumstance associated with or arising out of the investigation of AGRC by the Government of the Republic of Armenia or one or more of its administrative agencies or regulatory authorities.

“Notes” has the meaning set out in paragraph (b) of the definition of Confidential Information.

“Notice of Dispute” has the meaning set out in Section 8.11(a).

“Offer” has the meaning set out in Section 3.1.

 “Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Ordinary Course of Business” when used in relation to the taking of any action by the Sterlite Gold or any Subsidiary means that the action:

(a)                                  is consistent in nature, scope and magnitude with the past practices of Sterlite Gold or the Subsidiary and is taken in the ordinary course of normal day-to-day operations of Sterlite Gold or the Subsidiary;

(b)                                 is similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as Sterlite Gold or the Subsidiary; and

(c)                                  does not require the authorization of the shareholders of Sterlite Gold or the Subsidiary or any other separate or special authorization of any nature.

“Outside Date” means October 15, 2007.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns and “Parties” means every Party.

“Permitted Liens” means:

(a)                                  Liens for Taxes and utilities that in each case are not yet due or are not in arrears;

(b)                                 construction, mechanics’, carriers’, workers’, repairers’, storers’ or other similar liens (inchoate or otherwise) if individually or in the aggregate they:  (i) are not material; (ii) arose or were incurred in the Ordinary Course of Business; (iii) have not been filed, recorded or registered in accordance with Applicable Law; (iv) notice of them has not been given to Sterlite Gold or a Subsidiary; and (v) the indebtedness secured by them is not in arrears; and

(c)                                  minor title defects or irregularities if such title defects or irregularities do not, in the aggregate, materially adversely affect the operation of the Business.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

“Purchaser” means GeoProMining Ltd., a corporation incorporated under the laws of British Virgin Islands.

“Purchaser’s Indemnified Parties” means the Purchaser, the Purchaser’s Affiliates and their respective directors, officers, employees and agents.

“Recipient” has the meaning set out in the definition of Confidential Information.

“Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit or acknowledgement that may be required from any Person pursuant to Applicable Law outside of Armenia or under the terms of any Licence outside of Armenia or the conditions of any Order outside of Armenia in connection with the sale of the Shares to the Purchaser on the terms contemplated in this Agreement or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

“Representative” when used with respect to a Party means each director, officer, employee, agent, consultant, adviser and other representative of that Party who is involved in the transactions contemplated by this Agreement.

“Rules” has the meaning set out in Section 8.11(b).

“Securities Authorities” means the Ontario Securities Commission and the other securities regulatory authorities in the provinces and territories of Canada and “Securities Authority” means any one of them.

“Significant Shareholders” means Vedanta, Welter and Twin Star.

“Signing Deposit” means an amount of $10,000,000.

“SPA Effective Date” means the date, if any, on which all of the Escrow Deposit Conditions have been met.

“Specified Debt” means at any time the aggregate indebtedness of Sterlite Gold and any of its Subsidiaries to Vedanta or any of its subsidiaries (other than Sterlite Gold and any of its Subsidiaries), including those under the Specified Debt Facilities.

“Specified Debt Facilities” means the demand credit facility dated December 21, 2006 provided by Vedanta Resources Holdings Ltd. to AGRC and the demand credit facility dated January 23, 2006, as amended on September 22, 2006, provided by Twin Star to Sterlite Gold, each as may be amended or assigned or replaced by one or more facilities provided by an Affiliate of Vedanta (other than Sterlite Gold or any of its Subsidiaries) on terms no less favourable in any material respect to Sterlite Gold and its Subsidiaries.

“Sterlite Gold” means Sterlite Gold Ltd., a corporation existing under the laws of the Yukon Territory, Canada.

“Sterlite Gold Shareholders” means the holders of common shares of Sterlite Gold.

“Sterlite Gold Shares” or “Shares” means the common shares of Sterlite Gold.

“Stub Period Returns” has the meaning set out in Section 8.3.

“Subsidiaries” means First Dynasty Mines (USA) LLC, First Dynasty Mines Armenia Limited, AGRC Services Ltd. and AGRC.

“subsidiary” means, with respect to any Person, any other Person who directly or indirectly is controlled by such Person.  A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

“Tax Returns” means all returns, information returns, reports, elections, agreements, declarations or other documents of any nature or kind required to be filed with any applicable Governmental Authority in respect of Taxes.

“Taxes” means all taxes including all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, levies, imposts and other assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, employment insurance and unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties, in all cases imposed by any Governmental Authority in respect thereof and whether disputed or not.

“Third Party Claim” has the meaning given in Section 5.6.

“Threatened”, when used in relation to a Legal Proceeding or other matter, means that a written demand or statement has been made or a written notice has been given that a Legal Proceeding or other matter is to be asserted, commenced, taken or otherwise pursued in the future.

“Tribunal” has the meaning set out in Section 8.11(b).

“Twin Star Holdco Agreement” means the Holdco Agreement executed and delivered by Welter, Twin Star and the Purchaser in connection with the Offer in respect of the Twin Star Shares.

“U.S. Dollars” means the lawful currency of the United States.

“Vedanta” means Vedanta Resources plc, a corporation existing under the laws of England and Wales.

“Vedanta’s Indemnified Parties” means Welter and Vedanta and their Affiliates and their respective directors, officers, employees and agents.

“Working Capital” means the amount, whether positive or negative, equal to (a) the total of Sterlite Gold’s current assets determined and classified in accordance with Canadian generally accepted accounting principles, consistently applied with those used in the preparation of the Financial Statements,  less (b) the total of Sterlite Gold’s current liabilities determined and classified in accordance with Canadian generally accepted accounting principles, consistently applied with those used in the preparation of the Financial Statements, in the case of each of (a) and (b) excluding Specified Debt and any Damages or other matter or amount in connection with or arising out of the investigation of AGRC by the Government of the Republic of Armenia or one or more of its administrative agencies or regulatory authorities.

1.2                               Effectiveness of Agreement. Notwithstanding any other provision of this Agreement, this Agreement shall not become effective unless and until the Escrow Deposit Conditions have been met, provided that if the Escrow Deposit Conditions have not been met on or before August 9, 2007, this Agreement shall terminate and be null and void, incapable of enforcement as to any provision by any Party, and without liability to any Party whatsoever.

1.3                               Accounting Principles.  Except as otherwise expressly provided herein, whenever in this Agreement reference is made to generally accepted accounting principles, or to GAAP, such reference shall be deemed to be to the generally accepted accounting principles from time to time accepted in Canada.

1.4                               Actions on Non-Business Days.  If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

1.5                               Currency and Payment Obligations.  Except as otherwise expressly provided in this Agreement:

(a)                                  all dollar amounts referred to in this Agreement are stated in U.S. Dollars;

(b)                                 any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds to an account specified by the payee, by cash, by certified cheque or by any other method that provides immediately available funds; and

(c)                                  except in the case of any payment due on the Expiry Time, any payment due on a particular day must be received by and be available to the payee not later than 2:00 p.m. on the due date at the payee’s address for notice under Section 8.6 or such other place as the payee may have specified in writing to the payor in respect of a particular payment and any payment made after that time shall be deemed to have been made and received on the next Business Day.

1.6                               Calculation of Interest.  In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.

1.7                               Calculation of Time.  In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Toronto time) on the last day of the period.  If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. (Toronto time) on the next succeeding Business Day.

1.8                               Additional Rules of Interpretation.

(1)                                  Gender and Number.  In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

(2)                                  Headings and Table of Contents.  The inclusion in this Agreement of headings of  Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.

(3)                                  Section References.  Unless the context requires otherwise, references in this Agreement to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits of this Agreement.

(4)                                  Words of Inclusion.  Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

(5)                                  References to this Agreement.  The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.

(6)                                  Statute References.  Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith and which are legally binding.

(7)                                  Document References.  All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

1.9                               Schedules.  The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

SCHEDULES

Schedule A – Conditions of the Offer

Schedule B – Provisions to be Included in Holdco Agreement

ARTICLE 2

THE CASH DEPOSIT

2.1                               Signing Deposit.  On or before the SPA Effective Date, the Purchaser shall deliver the Signing Deposit to the Escrow Agent to be held in escrow in accordance with the Deposit Escrow Agreement and to be disbursed in accordance with, and upon the earlier to occur of, the following:

(a)                                  upon the occurrence of the Effective Time, the Signing Deposit plus all interest earned thereon shall be released from escrow and applied on behalf of the Purchaser towards payment for the securities taken-up under the Offer;

(b)                                 if all of the conditions to making the Offer under Section 3.2 have been satisfied and the Purchaser fails to mail the Bid Circular on or prior to the Mailing Date in accordance with this Agreement, then the Signing Deposit plus all interest thereon shall be released from escrow and paid to Sterlite Gold;

(c)                                  if this Agreement is terminated by any Significant Shareholder under Section 7.1(b)(ii) and (iii) or (d) on or prior to the earlier of the Mailing Date and the date of mailing of the Offer in accordance with this Agreement, then the Signing Deposit plus all interest thereon shall be released from escrow and paid to Sterlite Gold; and

(d)                                 if this Agreement is terminated in accordance with its terms other than as set out in Section 2.1(c) then the Signing Deposit plus all interest thereon shall be released from escrow and paid to the Purchaser.

Each of the Purchaser and the Vendor shall pay one-half of all fees, expenses and charges of the Escrow Agent (including all Taxes thereon).

2.2                               Bid Deposit. On or before the SPA Effective Date: (i) the Purchaser shall pay to the Escrow Agent the Bid Deposit to be deposited in an escrow account (the “Bid Account”); and (ii) Welter and Twin Star shall deliver to the Escrow Agent in escrow the Twin Star Shares registered in the name of the Escrow Agent or in such other manner that is acceptable to the Parties acting reasonably (subject to the terms of the Bid Escrow Agreement), or in lieu thereof registered in the name of Welter and accompanied by a stock transfer power of attorney endorsed in blank for transfer, and the TS Sterlite Shares registered in the name of Twin Star and accompanied by a stock transfer power of attorney endorsed in blank for transfer (the “Share Documents”). The Bid Deposit (plus all interest earned thereon) and the

Share Documents shall be held by the Escrow Agent in escrow under the Bid Escrow Agreement and shall be disbursed in accordance with, and upon the earlier to occur of, the following:

(a)                                  Immediately prior to the Effective Time: (i) the Escrow Agent shall release the Share Documents from escrow and deposit same under the Offer to effect a purchase and sale of Twin Star Shares pursuant to the Twin Star Holdco Agreement (provided that: (A) if for any reason the Twin Star Shares cannot be validly deposited under the Offer; or (B) the register of shareholders of Twin Star in effect as soon as reasonably determinable prior to the Effective Time does not show the Twin Star Shares are registered in the name of the entity in whose name the share certificates representing the Twin Star Shares being held in escrow, then in either case the Escrow Agent shall deposit under the Offer the TS Sterlite Shares), (ii) Welter shall deliver final executed documents dated as of the Effective Date as required under the Twin Star Holdco Agreement and the Offer; and (iii) the Bid Deposit and all interest earned thereon shall be released from escrow and applied as follows: (1) the amount equal to the difference obtained by subtracting the amount to be paid under Section 2.1(a) from the aggregate amount payable by the Purchaser towards payment for all securities taken up under the Offer shall be released from escrow and applied on behalf of the Purchaser towards payment for the securities taken-up under the Offer, (2) the amount equal to the lesser of $25,000,000 and the aggregate amount of principal and accrued and unpaid interest under the Specified Debt at such time shall be released from escrow and applied on behalf of the borrowers under the Specified Debt Facilities towards repayment of any amount outstanding under the Specified Debt Facilities to or to the order of the lenders under the Specified Debt Facilities, and (3) the balance shall be returned to or to the order of the Purchaser;

(b)                                 if the Purchaser mails the Bid Circular on or prior to the Mailing Date in accordance with this Agreement and all of the conditions under the Offer set out in Schedule A have been satisfied or waived and the Purchaser fails to take up and pay for the securities validly deposited under the Offer in accordance with the Offer and this Agreement, then the Bid Deposit plus all interest earned thereon shall be released from escrow and paid to Sterlite Gold; and

(c)                                  if this Agreement is terminated in accordance with its terms, then the Bid Deposit plus all interest thereon shall be released from escrow and paid to the Purchaser and the Deposit Documents shall be returned to Welter.

2.3                               No Further Recourse. In the event that the Bid Deposit plus all interest earned thereon is released from escrow and paid to Sterlite Gold in accordance with Section 2.2(b), then Vedanta, Welter, Twin Star and Sterlite Gold shall have no further remedy against the Purchaser under any circumstances.

Each of the Purchaser and the Vendor shall pay one-half of all fees, expenses and charges of the Escrow Agent (including all Taxes thereon).

ARTICLE 3

THE OFFER

3.1                               The Offer and Deposit.

(1)                               (a) The Offer.  As soon as reasonably practicable after the SPA Effective Date hereof but no later than the Mailing Date, the Purchaser shall make an offer to all holders in Canada, the United States under any available exemption under U.S. federal or state law from the requirement to prepare a full tender offer document, and such other jurisdictions as the Purchaser may determine, to purchase all of the outstanding Sterlite Gold Shares (or Holdco Shares), including any Sterlite Gold Shares that may become outstanding pursuant to the exercise of any currently outstanding convertible or exchangeable securities, on substantially the terms and conditions set out in this Agreement and in Schedule A hereto (the “Offer”).  The Offer will be made in accordance with Applicable Law.  The Offer shall not be subject to any conditions, save and except for the conditions set forth in Schedule A. The Offer shall be open for acceptance until 12:01 a.m. (Toronto time) on the 36th day after the day that the Offer is first commenced within the meaning of the Securities Act (Ontario).  The Purchaser shall, subject to the terms and conditions hereof, extend the Offer if, on the date upon which the Offer is scheduled to expire, any of the conditions to the Offer are not satisfied or waived by the Purchaser, until such time, no later than the Outside Date, as may be required for the satisfaction of any condition as determined by the Purchaser, acting reasonably (the time at which the Offer, as it may be extended, expires being referred to as its “Expiry Time”). The Purchaser shall not be required to extend the Offer pursuant to the preceeding sentence if it were impossible for a condition that is unsatisfied as of the expiry of the Offer to be satisfied on or prior to the Outside Date.   The Offer shall provide that it is to be exclusively governed by the laws of Ontario and the federal laws of Canada therein, excluding conflict of laws rules.  The term “Offer” shall include any amendments to, or extensions of, such Offer, made in accordance with the terms and conditions of this Agreement. The Purchaser shall take up and pay for the securities validly deposited under the Offer forthwith upon the satisfaction or waiver of all conditions under the Offer.

(b) Changes to the Offer.  The Purchaser shall not, without the prior written consent of Welter: (i) decrease the consideration per Share (or Holdco Share) payable under the Offer; (ii) change the form of consideration payable under the Offer (other than to add additional consideration); (iii) decrease the number of Shares in respect of which the Offer is made; or (v) impose additional conditions to the Offer or otherwise vary the Offer (or any terms or conditions thereof) in either case, in a manner which is adverse to the Sterlite Gold Shareholders (it being acknowledged and agreed by the Parties that the waiver of any term and/or any extension of the Expiry Time shall not be considered to be adverse to the Sterlite Gold Shareholders for the purposes hereof).

(c) Holdco Alternative. The Offer will permit any Person (“Holdco Shareholders”) who is the sole registered and beneficial owner, free and clear of all Liens, of all of the shares of a corporation (“Holdco”) to elect in respect of all the Shares held by such Holdco (the “Holdco Election”) to have all the issued and outstanding shares of the Holdco (“Holdco Shares”) transferred to the Purchaser in exchange for the consideration which such

Holdco would have been entitled to receive if the Shares held by such Holdco had been deposited by such Holdco to the Offer and acquired directly by the Purchaser pursuant to the Offer (a “Holdco Alternative”), such transfer of Holdco Shares to be made pursuant to an agreement between the Purchaser and the Holdco Shareholder substantially in the form of the Agreement set out in Schedule B hereto.  Notwithstanding anything to the contrary in this Agreement or the Bid Escrow Agreement, the Significant Shareholders shall retain the right at any time to determine to deposit the TS Sterlite Shares under the Offer in lieu of the Twin Star Shares.

(2)                               The Offer Price.  The Offer shall be made to the Sterlite Gold Shareholders for cash consideration of $0.3845 per Sterlite Gold Share (the “Offer Price”).

(3)                               Bid Circular.  As soon as reasonably practicable after the the SPA Effective Date but no later than the Mailing Date, the Purchaser shall mail, or cause to be mailed, the Offer and accompanying take-over bid circular (such circular, together with the Offer, being referred to herein as the “Bid Circular”) in accordance with Applicable Law to Sterlite Gold Shareholders and other offerees required under Applicable Law. The Purchaser shall also file, or cause to be filed, the Bid Circular and any other documents required by Applicable Law with the appropriate securities commissions and regulatory authorities in accordance with Applicable Law. The Purchaser shall ensure that the Bid Circular complies with Applicable Law and, without limiting the generality of the foregoing, that the Bid Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to information relating to and provided by Sterlite Gold or Welter or Vedanta or any third party that is not an affiliate of the Purchaser). The Purchaser shall use its commercially reasonable efforts to provide Welter and Sterlite Gold with a reasonable opportunity to review and comment on the Bid Circular prior to its printing, recognizing that whether or not such comments are appropriate will be determined by the Purchaser.

(4)                               Deposit of Shares.  (a) Vedanta and Welter agree to execute all  documents reasonably necessary to complete the deposit of securities under the Offer in accordance with this Agreement, together with duly executed letters of transmittal and such other documents required under the Offer in respect of such shares completed  in accordance with the terms of the Offer and this Agreement. Vedanta and Welter agree with the Purchaser to not withdraw or cause to be withdrawn the Twin Star Shares (and indirectly the TS Sterlite shares) deposited under the Offer, together with duly executed letters of transmittal and such other documents required under the Offer in respect of such shares completed in accordance with the terms of the Offer including but not limited to circumstances where an Acquisition Proposal provides for greater value to the Significant Shareholders than the value provided by the Purchaser under the Offer, at anytime on or prior to the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms. Notwithstanding anything to the contrary in this Agreement or the Bid Escrow Agreement, the Significant Shareholders shall retain the right at any time to determine to deposit the TS Sterlite Shares under the Offer in lieu of the Twin Star Shares.

(b) The performance by Vedanta and Welter of their obligations under this Section 3.1 and the other provisions of this Agreement is conditional upon all of the representations and warranties of the Purchaser set out in this Agreement being true and correct in all material respects as of the SPA Effective Date and as of the mailing date of the Offer as if made on that date and all of the covenants and obligations of the Purchaser set out in this Agreement shall have been complied with as at the mailing date of the Offer in all material respects and this Agreement shall not have been terminated in accordance with the terms hereof.

(c) The conditions precedent under Section 4(b) are for the exclusive benefit of Vedanta and Welter and may be waived by Vedanta and Welter at any time and from time to time in whole or in part, without prejudice to any other rights which Vedanta and Welter may have.

3.2                               Purchaser’s Conditions to the Offer.  The obligation of the Purchaser to make the Offer, including the obligation to mail and file the Bid Circular, on or before the Mailing Date is conditional on the prior satisfaction of the following conditions as determined by the Purchaser, in its sole judgment, all of which conditions are included for the sole benefit of the Purchaser and any or all of which may be waived by the Purchaser in whole or in part in its sole discretion without prejudice to any other right it may have under this Agreement:

(a)                                  this Agreement shall not have been terminated pursuant to Article 7;

(b)                                 there shall not have occurred any Material Adverse Change after the date of this Agreement; and

(c)                                  no circumstance, fact, change, event or occurrence caused by a Person other than the Purchaser shall have occurred that would render it impossible for one or more of the conditions set out in Schedule A to be satisfied;

3.3                               Directors’ Circular.  Prior to the Mailing Date, Welter, Vedanta and Twin Star shall use their respective commercially reasonable efforts to cause Sterlite Gold to prepare, in accordance with Applicable Law, a directors’ circular relating to the Offer together with any other documents required of Sterlite Gold or its Board of Directors by Applicable Law in connection with the Offer (the “Directors’ Circular”).  Prior to the Mailing Date, Welter and Vedanta shall use their respective commercially reasonable efforts to cause Sterlite Gold  to provide the Purchaser with an opportunity to review and comment on the Directors’ Circular, recognizing that whether or not such comments are appropriate will be determined by Sterlite Gold and its Board of Directors.  Prior to the Expiry Time, Welter, Vedanta and Twin Star shall use their respective commercially reasonable efforts to cause Sterlite Gold to take (subject to the exercise by the Board of Directors of its fiduciary duties) reasonable actions to support the Offer outside of Armenia.

3.4                               Preparation of Filings and Directors’ Meeting.  Prior to the Expiry Time, Welter, Vedanta and Twin Star shall use their respective commercially reasonable efforts to cause Sterlite Gold  to co-operate with the Purchaser and the Purchaser shall use its commercially reasonably efforts to cooperate with Sterlite Gold in the preparation of any application for regulatory approvals and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by either of the parties to be necessary to discharge its respective obligations or otherwise advisable under Applicable Law, in each case outside of Armenia and in connection with the Offer.  Prior to the Expiry Time, Welter, Vedanta and Twin Star shall also use their respective commercially reasonable efforts to cause Sterlite Gold  to co-operate with the Purchaser and the Purchaser shall use its commercially reasonable efforts to cooperate with Sterlite Gold in calling and preparing for a meeting of Sterlite Gold’s Board of Directors for the purposes of approving the Directors’ Circular and making a recommendation on the Offer.

3.5                               Sterlite Gold’s Performance of Obligations relating to the Offer.  Prior to the Expiry Time, Welter, Vedanta and Twin Star shall use their respective commercially reasonable efforts to cause Sterlite Gold) to perform all obligations required to be performed by it under this Agreement in connection with the Offer, co-operate with the Purchaser in connection therewith, and do all such other acts and things as may be reasonably requested by the Purchaser and are necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions relating to the Offer, in each case outside of Armenia.

3.6                               Covenants of the Purchaser Regarding the Performance of Obligations relating to the Offer.  Prior to the Effective Time, the Purchaser shall perform all obligations required to be performed by it under this Agreement in connection with the Offer, cooperate with Sterlite Gold in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement relating to the Offer and, without limiting the generality of the foregoing the Purchaser shall, subject to the terms and conditions of this Agreement, make the Offer, substantially on the terms set out herein and in Schedule A hereto and in compliance with Applicable Law.

3.7                               Covenants of Significant Shareholders.  The Significant Shareholders hereby jointly and severally covenant and agree in favour of the Purchaser that, from the SPA Effective Date until the Effective Time, except as permitted by this Agreement, each Significant Shareholder shall:

(1)                                  not, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries, proposals or offers regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal, (iii) accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal, or (iv) accept, approve or recommend any Acquisition Proposal;

(2)                                  immediately cease and cause to be terminated any existing solicitations, encouragements, activities, discussions or negotiations between it and any Person (other than the Purchaser) with respect to any potential Acquisition Proposal;

(3)                                  not release or permit the release of any third party from or waive any confidentiality, non-solicitation or standstill agreement to which such third party and the Significant Shareholder is a party;

(4)                                  immediately notify the Purchaser, at first orally and then in writing, of all future Acquisition Proposals of which any officer or director of the Significant Shareholder becomes aware, or any amendments to the foregoing, and shall provide the Purchaser with a copy of (i) any written notice from any Person or group informing it that such Person or group is considering making, or has made, an Acquisition Proposal or (ii) any Acquisition Proposal (or any amendment thereto), in each case forthwith after it is received by the Significant Shareholder;

(5)                                  other than pursuant to the Offer, not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey the Shares held by the Significant Shareholders, or any right or interest therein (legal or equitable), to any Person or agree to do any of the foregoing

(6)                                  other than pursuant to the Offer, not grant or agree to grant any proxy or other right to vote the Shares held by the Significant Shareholders, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approval of any kind as to the Shares held by the Significant Shareholders;

(7)                                  not, without the prior written consent of the Purchaser, requisition or join in any requisition of any meeting of holders of Shares;

(8)                                  not, without the prior written consent of the Purchaser, make or join in any proposal (as contemplated under the YBCA);

(9)                                  not take any other action of any kind, directly or indirectly, which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of the Offer;

(10)                            take such commercially reasonable steps as are required to ensure that the representations and warranties in Section 4.1, 4.2, 4.3 and 4.4 (except 4.4 (11))are true and correct in all material respects at all times; and

(11)                            not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the Shares held by the Significant Shareholders pursuant to this section 3.7.

3.8                               Fiduciary Duties.  The Purchaser agrees and acknowledges that each Significant Shareholder is bound hereunder solely in its capacity as a shareholder of Sterlite Gold and that the provisions hereof shall not be deemed or interpreted (i) require any Significant Shareholder from taking any action other than as a shareholder of Sterlite Gold or (ii) to bind any officer, director, employee, associate or nominee of any Significant Shareholder in his or her capacity as a director or officer of Sterlite Gold.

3.9                               Shareholder List.  The Significant Shareholders shall provide the Purchaser with a list of shareholders of Sterlite Gold entitled to receive the Bid Circular on or prior to the date which is 3 business days prior to the Mailing Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1                               Representations and Warranties of Vedanta in respect of Vedanta.  Vedanta represents and warrants to the Purchaser as follows as at the SPA Effective Date:

(1)                               Incorporation and Corporate Power of Vedanta.  Vedanta is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation.  Vedanta has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments.

(2)                               Authorization by Vedanta.  The execution and delivery of this Agreement and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Vedanta and its shareholders.

(3)                               Enforceability of Vedanta’s Obligations.  This Agreement constitutes a valid and binding obligation of Vedanta enforceable against Vedanta in accordance with its terms, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(4)                               Ownership of Shares.  Vedanta Resources Holding Limited, a wholly-owned subsidiary of Vedanta, is the registered holder and beneficial owner of all of the shares in the capital of Welter.

(5)                               Absence of Breach; Non-Contravention. The execution, delivery and performance of this Agreement contemplated herein does not, and will not, with the passage of time or the giving of notice or both:

(a)                                  to the knowledge of Vedanta, result ( except on account of facts or circumstances concerning the Purchaser and/or its affiliates or on account of, relating to, arising out of or in connection with the investigation of AGRC by the Government of the Republic of Armenia or one or more of its administrative agencies or regulatory authorities) in a violation of or default under any law, rule, or regulation or any order, writ, judgment, injunction, decree, determination or award, in effect as of the date hereof  having applicability to Vedanta;

(b)                                 result in a breach of or constitute a default by Vedanta under any contract to which Vedanta is a party or by which the shares in the capital of Welter is bound or affected; or

(c)                                  violate any provisions of any charter document or by-law restriction of Vedanta.

4.2                               Representations and Warranties of Welter and Vedanta in respect of Welter.  Welter and Vedanta jointly and severally represent and warrant to the Purchaser as follows as at the SPA Effective Date:

(1)                               Incorporation and Corporate Power of Welter.  Welter is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation.  Welter has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments.  Welter has the corporate power, authority and capacity to own the Twin Star Shares and dispose of the Twin Star Shares to the Purchaser.

(2)                               Authorization by Welter.  The execution and delivery of this Agreement and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Welter and its shareholders.

(3)                               Enforceability of Welter’s Obligations.  This Agreement constitutes a valid and binding obligation of Welter enforceable against Welter in accordance with its terms, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(4)                               Ownership of Shares.  Welter is the registered holder and beneficial owner of the Twin Star Shares with good and marketable title thereto, free and clear of all Liens.

(5)                               Absence of Breach; Non-Contravention. The execution, delivery and performance of this Agreement contemplated herein does not, and will not, with the passage of time or the giving of notice or both:

(a)                                  Result ( except on account of facts or circumstances concerning the Purchaser or any of its affiliates or on account of, relating to, arising out of or in connection with the investigation of AGRC by the Government of the Republic of Armenia or one or more of its administrative agencies or regulatory authorities) in a violation of or default under any law, rule, or regulation or any order, writ, judgment, injunction, decree, determination or award, in effect as of the date hereof  having applicability to Welter;

(b)                                 result in a breach of or constitute a default by Welter under any contract to which Welter is a party or by which any of the Twin Star Shares is bound or affected;

(c)                                  violate any provisions of any charter document or by-law restriction of Welter; or

(d)                                 create or impose a Lien on the Twin Star Shares.

4.3                               Representations and Warranties of Welter, Vedanta and Twin Star in respect of Twin Star.  Welter, Vedanta and Twin Star jointly and severally represent and warrant to the Purchaser as follows as at the SPA Effective Date:

(1)                               Incorporation and Corporate Power.  Twin Star is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation.  Twin Star has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments.  Twin Star has the corporate power, authority and capacity to own the TS Sterlite Shares and dispose of the TS Sterlite Shares to the Purchaser.

(2)                               Authorization.  The execution and delivery of this Agreement and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Twin Star and its shareholders.

(3)                               Enforceability of Obligations.  This Agreement constitutes a valid and binding obligation of Twin Star enforceable against Twin Star in accordance with its terms, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(4)                               Ownership of Shares.  Twin Star is the registered holder and beneficial owner of the TS Sterlite Shares with good and marketable title thereto, free and clear of all Liens.

(5)                               Restricted Activity and Assets and Liabilities.   Twin Star is the holding company for the TS Sterlite Shares and has no active business.  At the Effective Time, the representations and warranties set out in Schedule B as they relate to Welter, Twin Star and Sterlite Gold shall be true and correct.

(6)                               Capitalization.  The authorized capital of Twin Star consists of 5,000,000 shares of US$1.00 each of which 5,000,000 shares of US$1.00 each are issued and outstanding.  The Twin Star Shares are the only issued and outstanding securities of Twin Star.  There are no rights, subscriptions, warrants, options, conversion rights, calls, commitments, plans , agreements, arrangements or obligations of any kind outstanding which would enable any Person to purchase or otherwise acquire any shares or other securities or any material assets of Twin Star including, without limitation, any securities convertible into or exchangeable or exercisable for shares or other securities of Twin Star.  There are no outstanding contractual obligations of Twin Star to repurchase, redeem or otherwise acquire any outstanding Twin Star Shares or with respect to the voting or disposition of any outstanding Twin Star Shares.  Other than the Twin Star Shares, there are no securities of Twin Star outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) on any matter.

(7)                               Absence of Breach; Non-Contravention.  The execution, delivery and performance of this Agreement contemplated herein does not, and will not, with the passage of time or the giving of notice or both:

(a)                                  Result (except on account of facts or circumstances concerning the Purchaser or any of its affiliates or on account of, relating to, arising out of or in connection with the investigation of AGRC by the Government of the Republic of Armenia or one or more of its administrative agencies or regulatory authorities) in a violation of or default under any law, rule, or regulation or any order, writ, judgment, injunction, decree, determination or award, in effect as of the date hereof  having applicability to Twin Star;

(b)                                 result in a breach of or constitute a default by Twin Star or result in any right of termination under any contract to which Twin Star is a party or by which any of the TS Sterlite Shares is bound or affected;

(c)                                  violate any provisions of any charter document or by-law restriction of Twin Star; or

(d)                                 create or impose a Lien on any of the material assets of Twin Star, including the TS Sterlite Shares.

4.4                               Representations and Warranties of Welter, Vedanta and Twin Star in respect of Sterlite Gold and the Subsidiaries.  Welter, Vedanta and Twin Star jointly and severally represent and warrant to the Purchaser as follows as at the SPA Effective Date:

(1)                               Sterlite Gold and each of the Subsidiaries other than First Dynasty Mines (USA) LLC is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation and First Dynasty Mines (USA) is a limited liability company duly organized and validly existing under the laws of the State of Delaware.    Each of Sterlite Gold and each Subsidiary has all necessary corporate power to carry business and to own or lease and operate property and assets. Each of Sterlite Gold and each Subsidiary is registered under the laws of the jurisdictions specified in Section 4.4(1) of the Disclosure Letter.

(2)                               Ownership of Subsidiary.  Sterlite Gold is the registered holder and beneficial owner of all of the limited liability interests in the capital of First Dynasty Mines (USA) LLC with good and marketable title thereto, free and clear of all Liens.  First Dynasty Mines (USA) LLC is the registered holder and beneficial owner of all of the shares in the capital of First Dynasty Mines Armenia Limited with good and marketable title thereto, free and clear of all Liens.  First Dynasty Mines Armenia is the registered holder and beneficial owner of all of the shares in the capital of AGRC with good and marketable title thereto, free and clear of all Liens.

(3)          Share Capital and Assets.  The authorized, issued and outstanding capital stock of Sterlite Gold and each Subsidiary is set out in the Disclosure Letter.  Other than the Subsidiaries, Sterlite Gold does not have any subsidiaries.  There are no rights, subscriptions, warrants, options, conversion rights, calls, commitments or plans or agreements of any kind outstanding which would enable any Person to purchase or otherwise acquire any shares or other securities of Sterlite Gold or any Subsidiary including, without limitation, any securities convertible into or exchangeable or exercisable for shares or other securities of Sterlite Gold or any Subsidiary. Other than as disclosed in the Disclosure Letter, there are no rights, subscriptions, warrants, options, conversion rights, calls, commitments or plans or agreements of any kind outstanding which would enable any Person to purchase or otherwise acquire any material assets of Sterlite Gold or any Subsidiary.

(4)                               Dividends and Distributions.  Since January 1, 2007, none of Sterlite Gold or any Subsidiary has, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class or has, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

(5)                               No Active Business.  Each of First Dynasty Mines (USA) LLC and First Dynasty Mines Armenia Limited is the holding company for the shares in the capital of First Dynasty Mines Armenia Limited and AGRC, respectively, and has no active business other than pursuant to the Implementation Agreement.

(6)                               Absence of Breach; Non-Contravention.  The execution, delivery and performance of this Agreement contemplated herein does not, and will not, with the passage of time or the giving of notice or both:

(a)                                  Result (except on account of facts or circumstances concerning the Purchaser or any of its affiliates or on account of, relating to, arising out of or in connection with the investigation of AGRC by the Government of the Republic of Armenia or one or more of its administrative agencies or regulatory authorities) in a violation of or default under any law, rule, or regulation or any order, writ, judgment, injunction, decree, determination or award, in effect as of the date hereof  having applicability to the Sterlite Gold or any Subsidiary;

(b)                                 result in a breach of or constitute a default by Sterlite Gold or any Subsidiary or result in any right of termination under any contract to which Sterlite Gold is a party or by which the property of Sterlite Gold or any Subsidiary is bound or affected; or

(c)                                  violate any provisions of any charter document, limited liability company agreement or by-law restriction of Sterlite Gold or any Subsidiary;

(d)                                 create or impose a Lien on the shares in the capital of any Subsidiary.

(7)                               Specified Debt.  The Disclosure Letter contains true, correct and complete copies of the Specified Debt Facilities and sets out the amount of principal and accrued and unpaid interest outstanding under each of the Specified Debt Facilities as of the date of this Agreement and of Welter’s estimate as of the date of this Agreement of the amount of principal and accrued and unpaid interest expected to be outstanding under each of the Specified Debt Facilities as of August 31, 2007.  The aggregate amount of principal and accrued and unpaid interest outstanding under the Specified Debt Facilities at the earlier of the Effective Date and the Outside Date shall not be greater than $25,000,000.

Neither Sterlite Gold nor any Subsidiary has any indebtedness for borrowed money to Vedanta or any of its subsidiaries other than the Specified Debt.

(8)                               Financial Statements.  The Disclosure Letter contains the audited consolidated balance sheets of Sterlite Gold as at December 31, 2006 and the related statements of operations, stockholders’ equity and cash flows of Sterlite Gold for the year ended December 31, 2006, including the related notes (the financial statements and notes referenced above are collectively referred to as the “Financial Statements”). To the knowledge of Vedanta, other than as disclosed in the Disclosure Letter, the Financial Statements have been prepared, for the benefit of Sterlite Gold’s shareholders as of the date of the auditor’s report thereon, in accordance with GAAP consistently applied throughout the periods to which they relate except as indicated therein, the balance sheets contained in the Financial Statements fairly present in all material respects the financial position of Sterlite Gold on the basis described in the Financial Statements as of their respective dates and the statements of earnings and retained earnings contained in the Financial Statements fairly present in all material respects the revenues, earnings and results of operations of Sterlite Gold on the basis described in the Financial Statements for the periods indicated except as indicated therein.

(9)                               Reports.  To the knowledge of Vedanta, other than as disclosed in the Disclosure Letter, Sterlite Gold has filed (including, as applicable, on SEDAR) or furnished, as applicable, with the Securities Authorities and the TSX all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed or furnished by it in accordance with the requirements applicable thereto under the laws of Canada since August 25, 2006 (such forms, reports, schedules, statements, certifications and other documents, including the Financial Statements or other documents including any schedules contained therein, are referred to as the “Sterlite Gold Documents”). To the knowledge of Vedanta and for the period commencing August 25, 2006 and ending on the SPA Effective Date, other than as disclosed in the Disclosure Letter, the Sterlite Gold Documents, at the time filed or furnished, complied in all material respects with the requirements of the TSX and applicable Canadian securities legislation and the rules, policies and instruments of all Securities Authorities having jurisdiction over Sterlite Gold. To the knowledge of Vedanta, other than as disclosed in the Disclosure Letter, as of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Sterlite Gold Documents filed with or furnished to the TSX or any Securities Authority since August 25, 2006 did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. To the knowledge of Vedanta, Sterlite Gold has not filed any confidential material change report with the Securities Authorities which at the date hereof remains confidential.

(10)                         No Proxy. The Significant Shareholders have not granted or agreed to grant any proxy, power of attorney or other right to vote the Significant Shareholder’s Shares, or entered into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of Sterlite Gold Shareholders or given consents or approval of any kind with respect to any of the Significant Shareholder’s Shares.

(11)                         Working Capital.  The Significant Shareholders believe as at the SPA Effective Date that the Working Capital of Sterlite Gold on the earlier to occur of the Effective Date and the Outside Date will not be negative.

4.5                               Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to Welter, Vedanta and Twin Star as follows as at the SPA Effective Date:

(1)                               Incorporation and Corporate Power of Purchaser.  The Purchaser is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation.  The Purchaser has all necessary corporate power, authority, and capacity to carry on the Business and to own or lease and operate its property and assets as now carried on and owned or leased and operated.  The Purchaser has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations under this Agreement and under all such other agreements and instruments.

(2)                               Authorization by Purchaser.  The execution and delivery of this Agreement and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated by this Agreement and all such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Purchaser.

(3)                               Enforceability of Purchaser’s Obligations.  This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(4)                               Absence of Breach; Non-Contravention.  The execution, delivery and performance of this Agreement contemplated herein does not, and will not, with the passage of time or the giving of notice or both:

(a)                                  result (except on account of facts or circumstances concerning Sterlite Gold and/or its affiliates) in a violation of or default under any law, rule, or regulation or any order, writ, judgment, injunction, decree, determination or award of any jurisdiction other than Armenia, in effect as of the date hereof  having applicability to the Purchaser;

(b)                                 result in a breach of or constitute a default by the Purchaser or result in any right of termination under any contract to which the Purchaser is a party or by which the property of the Purchaser is bound or affected;

(c)                                  violate any provisions of any charter document or by-law restriction of the Purchaser; or

(d)                                 create or impose a Lien other than a Permitted Lien on any of the assets of the Purchaser.

(5)              Funds Available.  The Purchaser is solvent and presently has, and will have on the Expiry Time and all other relevant times, all funds necessary to pay in full in cash the aggregate purchase price payable for all securities that the Purchaser will offer to acquire under the Offer and to arrange for the repayment of up to $25,000,000 of the Specified Debt in accordance with this Agreement.

(6)              Due Diligence.  The Purchaser has conducted a due diligence (legal, financial, operational and otherwise) investigation of the Corporation, the Subsidiaries and the Business and, with respect to matters in and relating to the Republic of Armenia, is satisfied with the results of its due diligence review and investigation.

4.6          Commissions.  Each Party represents and warrants to the other Party that such other Party will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated by this Agreement because of any action taken by, or agreement or understanding reached by, that Party.  Welter will be responsible for payment of any fees and other amounts charged by Ernst & Young LLP, in its capacity as Vedanta’s financial advisor.

ARTICLE 5

SURVIVAL AND INDEMNIFICATION

5.1          Survival.  All representations, warranties, agreements and covenants contained herein and in all agreements, instruments and certificates executed and delivered by any Party to another Party in connection with this Agreement, shall survive the execution and delivery of this Agreement and the sale and purchase of the Twin Star Shares and payment therefor under the Offer.  Notwithstanding the foregoing, all such representations and warranties shall expire and terminate on the first anniversary of the SPA Effective Date, except that the representations and warranties relating to share ownership shall survive indefinitely.

5.2          Indemnity by Welter and Vedanta.  Subject to the other provisions of this Article 5, Welter and Vedanta shall jointly and severally indemnify the Purchaser’s Indemnified Parties and save them fully harmless against any Damages which may be imposed upon or asserted against or suffered or incurred by the Purchaser’s Indemnified Parties as a direct or indirect result of, or arising out of or in connection with or related in any manner whatever to:

(a)                                  any incorrectness in or breach of any representation or warranty of Welter and/or Vedanta and/or Twin Star contained in this Agreement, including for greater certainty representations and warranties with respect to Twin Star, Sterlite Gold or the Subsidiaries; and

(b)                                 any breach or any non-fulfilment of any covenant or agreement on the part of Welter, Vedanta or Twin Star contained in this Agreement other than in Section 6.8.

5.3          Indemnity by the Purchaser.  Subject to the other provisions of this Article 5, the Purchaser shall indemnify Vedanta’s Indemnified Parties and save them fully harmless against any Damages which may be imposed upon or asserted against or suffered or incurred by Vedanta’s Indemnified Parties as a direct or indirect result of, or arising out of or in connection with or related in any manner whatever to:

(a)                                  any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement; and

(b)                                 any breach or non-fulfilment of any covenant or agreement on the part of the Purchaser contained in this Agreement.

5.4          Agency for Non-Parties.  Each Party hereby accepts each indemnity in favour of each of its Indemnified Parties who are not Parties as agent and trustee of that Indemnified Party.  Each Party may enforce an indemnity in favour of any of that Party’s Indemnified Parties on behalf of each such Indemnified Party.

5.5          Limitations on Damages.

(a)                                  No Damages may be recovered from Welter and/or Vedanta pursuant to Section 5.2 unless and until the accumulated aggregate amount of Damages of the Purchaser’s Indemnified Parties arising pursuant to Section 5.2 exceeds $1,000,000, in which event only the amount in excess of $1,000,000 may be recovered.

(b)                                 On and following the Effective Time, no Damages may be recovered from Welter and/or Vedanta pursuant to Section 5.2 in respect of or in connection with any and all incorrectness in or breaches of any covenants in this Agreement or the representations and warranties in Sections 4.1(4), 4.2(4), 4.3(4) and 4.4(2), on an accumulated and aggregate basis with all Damages recovered pursuant to Section 5.2 in respect of or in connection with any and all incorrectness in or breaches of any covenants in this Agreement or the representations and warranties in Sections 4.1(4), 4.2(4), 4.3(4) and 4.4(2) and all payments made to the Purchaser under equivalent representations and warranties under the Twin Star Holdco Agreement, in excess of the aggregate Offer Price that has been paid in cash to Welter for the Twin Star Shares pursuant to the Offer at such time.

(c)                                  On and following the Effective Time, no Damages may be recovered from Welter and/or Vedanta pursuant to Section 5.2 in respect of or in connection with any and all incorrectness in or breaches of the representations and warranties in Sections 4.1, 4.2. 4.3 and 4.4 other than Sections 4.1(4), 4.2(4), 4.3(4) and 4.4(2), on an accumulated and aggregate basis with all Damages recovered pursuant to Section 5.2 in respect of or in connection with any and all incorrectness in or breaches of the representations and warranties in Sections 4.1, 4.2. 4.3 and 4.4 other than Sections 4.1(4), 4.2(4), 4.3(4) and 4.4(2) and all payments made to the Purchaser under equivalent representations and warranties under the Twin Star Holdco Agreement, in excess of $7,000,000.

(d)                                 No Damages may be recovered from the Purchaser pursuant to Section 5.3 unless and until the accumulated aggregate amount of Damages of Vedanta’s

Indemnified Parties arising pursuant to Section 5.3 exceeds $1,000,000 in which event only the amount in excess of $1,000,000 may be recovered.

(e)                                  No Damages may be recovered from a Party with respect to a claim under Section 5.2(a) or Section 5.3(a) for a breach of a representation or warranty, which claim is made after the applicable expiration date, if any, prescribed for such representation or warranty under Section 5.1.

(f)                                    No Damages may be recovered from one or more of the Significant Shareholders pursuant to Section 5.2 in an aggregate amount in excess of $10,000,000 for any matter in respect of the period of time ending on the earlier to occur of the Purchaser’s mailing of the Offer in accordance with this Agreement and the termination of this Agreement after the SPA Effective Date in accordance with its terms.

(g)                                 No Damages may be recovered from the Purchaser pursuant to Section 5.3 in an aggregate amount in excess of the Signing Deposit for any matter in respect of the period of time ending on the earlier to occur of the Purchaser’s mailing of the Offer in accordance with this Agreement and the termination of this Agreement after the SPA Effective Date in accordance with its terms.

(h)                                 On and following the Effective Time no Damages may be recovered by the Significant Shareholders from the Purchaser pursuant to section 5.3 provided the aggregate Offer Price has been paid in cash to Welter for the Twin Star Shares or to Twin Star for the TS Sterlite Shares pursuant to the Offer.

5.6          Notice of Claim.  If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to a claim for Damages in respect of which a right of indemnification is provided for under this Article, the Indemnified Party shall promptly, and not more than five Business Days after becoming aware of such act, omission or state of facts, give written notice thereof to the Indemnifying Party.  Such notice shall specify whether the potential Damages arise as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the potential Damages do not so arise (a “Direct Claim”).

5.7          Direct Claims.  In the case of a Direct Claim, the Indemnifying Party shall have 60 days from receipt of notice thereof within which to make such investigation as the Indemnifying Party considers necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its right to be indemnified under this Article 5, together with all such other information as the Indemnifying Party may reasonably request.

5.8          Third Party Claims.  In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in the negotiation, settlement or defence of the Third Party Claim.

5.9          Exclusive Remedy.  From the SPA Effective Date until the earlier to occur of the Purchaser’s mailing of the Offer in accordance with this Agreement and the termination of this Agreement in accordance with its terms, the sole recourse and exclusive remedy for money damages of the Purchaser, the Significant Shareholders, the Purchaser’s Indemnified Parties and Vedanta’s Indemnified Parties arising out of this Agreement shall be to assert a claim for indemnification under the indemnification provisions of this Article 5.

On and following the Effective Time, the sole recourse and exclusive remedy of the Purchaser, the Significant Shareholders, the Purchaser’s Indemnified Parties and Vedanta’s Indemnified Parties arising out of this Agreement or otherwise arising out of the Purchaser’s acquisition of the Twin Star Shares under the Offer, whether based on tort, contract, statutory or common law remedy or equitable remedy or otherwise, including but not limited to, any misrepresentation, breach of warranty or otherwise, shall be to assert a claim for indemnification under the indemnification provisions of this Article 5, and each of the Parties covenant that it will not seek to obtain any remedy except as provided in this Article 5.  Vedanta covenants that the Vedanta’s Indemnified Parties will not seek to obtain any remedy except as provided in this Article 5.  The Purchaser covenants that the Purchaser’s Indemnified Parties will not seek to obtain any remedy except as provided in this Article 5.

5.10        Working Capital Representation.  No Damages may be recovered from any Significant Shareholder with respect to a claim under Section 5.2(a), or otherwise, in respect of or in connection with any and all incorrectness in or breaches of the representation and warranty in Section 4.4(11).   Notwithstanding anything to the contrary in this Agreement or otherwise, the Purchaser shall have no remedy or recourse in respect of or in connection with any and all incorrectness in or breaches of the representation and warranty in Section 4.4(11), whether based on tort, contract, statutory or common law remedy or equitable remedy or otherwise.  The Purchaser agrees that it will not seek to obtain any remedy or recourse in respect of or in connection with any and all incorrectness in or breaches of the representation and warranty in Section 4.4(11).

ARTICLE 6

COVENANTS

6.1          Confidentiality.  The Parties hereby acknowledge and agree to continue to comply with their obligations under the confidentiality agreement entered into among the Purchaser, Sterlite Gold and AGRC with respect to Confidential Information. Vedanta, Welter and Twinstar agree to keep confidential any information regarding the Purchaser and its subsidiaries identified in writing to them by the Purchaser as being confidential on terms and conditions similar to those under the confidentiality agreement referred to in the previous sentence, mutatis mutandis.  The Purchaser agrees, except with the prior written agreement of Welter, which agreement shall not to be unreasonably withheld, that it and its Affiliates will not enter into discussions with any third party, until the earlier of (a) the Effective Time and (b) termination of this Agreement in accordance with the terms hereof, including, but not limited to, another bidder or a Governmental Authority, regarding this Agreement and the transactions contemplated hereby, including the Offer, provided that the Purchaser shall be entitled to engage in discussions in Armenia with Governmental Authorities in Armenia if

Welter participates in such discussions and such discussions are for the benefit and best interests of AGRC and Sterlite Gold, as determined by management and the board of directors of AGRC and Sterlite Gold.

6.2          Conduct of Business.

(1)              Negative Covenants.  During the period from the SPA Effective Date until the Expiry Time, except (i) as set out in the Disclosure Letter, (ii) with the consent of the Purchaser, which consent shall not be unreasonably withheld; (iii) in connection with this Agreement, or (iv) as otherwise required by Applicable Law, Vedanta, Welter and Twin Star shall use their commercially reasonable best efforts to ensure that none of Sterlite Gold or any Subsidiary:

(a)                                  amends its articles or by-laws or similar document adopted or filed in connection with its creation, formation or organization;

(b)                                 changes its share capital or issues any securities;

(c)                                  directly or indirectly, declares, sets aside for payment or pays any dividend or makes any other payment or distribution on or in respect of any securities of Sterlite Gold or a Subsidiary;

(d)                                 mortgages, pledges, grants a security interest in or otherwise creates a Lien on any of its property or assets;

(e)                                  cancels or waives any debt, claim or other right with a value to Sterlite Gold or any Subsidiary;

(f)                                    incurs any indebtedness for borrowed money other than Specified Debt;

(g)                                 purchases or otherwise acquires any interest in any securities of any other Person;

(h)                                 sells, leases, transfers or otherwise disposes of all or any material portion of its assets, or cancels any debts or claims;

(i)                                     effects any dissolution, winding-up, liquidation or termination of Sterlite Gold or any Subsidiary;

(j)                                     effects any merger, amalgamation or consolidation of Sterlite Gold or the Subsidiaries whether or not it is the survivor thereof or effect any reorganization or recapitalization of Sterlite Gold or the Subsidiaries;

(k)                                  amends or modifies the terms of any of the Contracts or enters into any new Contract;

(l)                                     amends the terms and conditions of the Vedanta Facility or the Sterlite Gold Note in a manner adverse to AGRC; or

(m)                               agrees, commits or enters into any understanding to take any actions enumerated in paragraphs (a) to (l) of this Section 6.2.

6.3          Consents and Approvals.  Commencing forthwith after the SPA Effective Date, Welter, Vedanta, Twin Star and the Purchaser shall use all commercially reasonable efforts to obtain, at or prior to the Expiry Time, all Consents and Regulatory Approvals.

6.4          Corporation Books and Records.  For a period of seven (7) years from the Effective Time (or such longer period as may be required of Sterlite Gold and/or the Purchaser by any governmental agency or requested by Welter in connection with disputes or litigation):

(a)                                  the Purchaser shall not (and shall cause Sterlite Gold and the Subsidiaries not to) dispose of or destroy the Books and Records without first offering to turn over possession thereof to Welter by written notice to Welter at least thirty (30) days prior to the proposed date of such disposition or destruction; and

(b)                                 the Purchaser shall allow (and shall cause Sterlite Gold and the Subsidiaries to allow) Welter and their respective agents, upon reasonable notice, access to all Books and Records during normal working hours at the principal place of business of Twin Star, Sterlite Gold and the Subsidiaries or any location where the Books and Records are stored, and Welter shall have the right to make copies of any Books and Records; provided, however, that any such access or copying shall be accomplished at Welter’s expense in such a manner so as not to interfere with the normal conduct of business of Sterlite Gold and the Subsidiaries.

6.5          Name Change.  The Purchaser shall, as soon as practicable following the Effective Time and in any event within 90 days after the Effective Time, change the registered corporate names of Twin Star and Sterlite Gold such that “Twin Star” nor “Sterlite” continues to appear in such corporate names.

6.6          Further Assurances.  Following the Effective Time, the Purchaser shall use all reasonable efforts to resolve any disputes relating to Taxes or other financial liability pertaining to Sterlite Gold or any of its Subsidiaries, and the Purchaser shall not make, or permit any of its directors, officers, employees, agents or other representatives to make, any negative or disparaging comments regarding Vedanta or any of its affiliates or their respective directors, officers or employees.

6.7          Specified Debt.  If the payments to or to the order of the lenders under the Specified Debt have been made in accordance with Section 2.2(a)(iii)(2) and such lenders have received such payments, the lenders under the Specified Debt shall waive or take such other action as they may determine, acting reasonably, to effectively relieve the borrowers under the Specified Debt from any further obligations thereunder.

6.8          Observers.

(a)                                  Conditional on and following the Purchaser’s mailing of the Offer on or prior to the Mailing Date in accordance with this Agreement, until the Expiry Time the Significant Shareholders shall use their respective reasonable commercial efforts to cause Sterlite Gold to cooperate in the matters and on the basis described in this Section 6.8(a), it being acknowledged and agreed that the following are not covenants of Sterlite Gold or its Subsidiaries but solely covenants of the Significant Shareholders to use their respective reasonable commercial efforts:

•                  Sterlite Gold accepts two nominees of the Purchaser acceptable to Sterlite Gold, acting reasonably, on secondment in Armenia.

•                  None of Sterlite Gold or its Affiliates shall be responsible for any salary or compensation or any other liability of or to such secondees.

•                  Such secondees will report to and be under the direction of Sterlite Gold management and ultimately the Board of Directors and will act only in the best interests of Sterlite Gold, as determined by management of Sterlite Gold and the Board of Directors.

•                  Such secondees will be members of an integration committee with such number of members as Sterlite Gold may determine. Sterlite Gold will appoint all members of the integration committee, except for the two secondees.  The chair of the integration committee will be the Chief Executive Officer of AGRC, or his designee. Any internal disagreement between members of the integration committee will be determined by majority vote and the chair of the committee will have a veto over any matter.  A quorum for any meeting of the integration committee shall be one of the secondees and two Sterlite Gold appointees. The integration committee may consider matters relating to the affairs of Sterlite Gold in Armenia and will have the right to make suggestions to management of Sterlite Gold in respect of the affairs of Sterlite Gold in Armenia, but the determination on all matters will be in the sole discretion of management of Sterlite Gold and ultimately the Board of Directors.

•                  Such secondees shall be permitted to attend, solely as observers, any meeting of the board of the directors of AGRC.

•                  To the extent that the Chief Executive Officer of AGRC becomes aware of any material information relating to the operations of AGRC, he shall use reasonable efforts to inform the secondees of such information.

The provisions of this Section 6.8(a) shall terminate and be null and void ab initio as at the earlier to occur of the Expiry Time and the termination of this Agreement in accordance with its terms.

(b)                                 Notwithstanding anything to the contrary in this Agreement or otherwise, the Purchaser shall have no remedy or recourse in respect of or in connection with any matter in respect of or in connection with this Section 6.8 (including, any breach or alleged breach of any obligations under this Section 6.8), whether based on tort, contract, statutory or common law remedy or equitable remedy or otherwise.  The Purchaser agrees that it will not seek to obtain any remedy or recourse in respect of or in connection with this Section 6.8.

6.9          Directors and Officers.  At the Effective Time, Vedanta and Welter shall use their commercially reasonable efforts to cause all directors or officers of Vedanta or Welter who are directors or officers of Sterlite Gold or any Subsidiary and who have been identified by the Purchaser in writing no later 10 days’ prior to the Effective Date to resign and be replaced with nominees of the Purchaser effective as of the Effective Time, provided that Sterlite Gold and its Subsidiaries shall provide a full and unconditional release to such persons with respect to matters prior to the effective time of their resignation except for matters relating to such releasees’ fraud, wilful misconduct and negligence.

6.10        Public Disclosure.  Vedanta and Welter covenant that, following the Effective Time, they will not commence or join in any lawsuit alleging that Sterlite Gold failed to make timely public disclosure during the period commencing August 25, 2006 as required under Canadian securities laws or that any documents filed by Sterlite Gold with the Securities Authorities during the period commencing August 25, 2006 did not comply with the requirements of Canadian securities laws or contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

6.11        US Matters.  After the SPA Effective Date until the earlier of the mailing of the Offer and termination of this Agreement in accordance with its terms, Vedanta and Welter shall use their commercially reasonable efforts to cause Sterlite Gold to provide to the Purchaser, upon the reasonable written request of the Purchaser, customary information as is reasonably necessary for purposes of the Purchaser confirming whether or not it is permitted under U.S. federal or state law to make the Offer in the United States under any available exemption under such laws from the requirement to prepare a full tender offer document.

6.12        Negative Covenants with respect to Twin Star.  During the period from the SPA Effective Date until the Expiry Time, except (i) as set out in the Disclosure Letter, (ii) with the consent of the Purchaser, which consent shall not be unreasonably withheld; (iii) in connection with this Agreement and in , or (iv) as otherwise required by Applicable Law, Vedanta and Welter shall ensure that Twin Star shall not:

(a)                                  amend its articles or by-laws or similar document adopted or filed in connection with its creation, formation or organization;

(b)                                 change its share capital or issue any securities;

(c)                                  directly or indirectly, declare, set aside for payment or pay any dividend or make any other payment or distribution on or in respect of any securities of Twin Star;

(d)                                 mortgage, pledge, grant a security interest in or otherwise create a Lien on any of its property or assets;

(e)                                  cancel or waive any debt, claim or other right with a value to Twin Star;

(f)                                    incur any indebtedness for borrowed money;

(g)                                 purchase or otherwise acquire any interest in any securities of any other Person;

(h)                                 sell, lease, transfer or otherwise dispose of all or any material portion of its assets, or cancel any debts or claims;

(i)                                     effect any dissolution, winding-up, liquidation or termination of Sterlite Gold or any Subsidiary;

(j)                                     effect any merger, amalgamation or consolidation of Twin Star whether or not it is the survivor thereof or effect any reorganization or recapitalization of Twin Star;

(k)                                  amend or modify the terms of any of the Contracts or enter into any new Contract; or

(l)                                     agree, commit or enter into any understanding to take any actions enumerated in paragraphs (a) to (k) of this Section 6.12.

6.13        Twin Star Holdco Agreement.  If Welter wishes to sell the Twin Star Shares (instead of the TS Sterlite Shares), it shall execute and deliver to the Purchaser the Twin Star Holdco Agreement in the form provided by the Purchaser and such agreement must be delivered to the Purchaser no later than the Mailing Date.

6.14        September Expenses.  Immediately following the Effective Time the Purchaser shall fund Sterlite Gold for the costs and expenses of AGRC as determined by the Sterlite Gold Board of Directors for the month of September 2007, not exceeding $500,000.

ARTICLE 7

TERMINATION

7.1          Grounds for Termination.

This Agreement may be terminated after the SPA Effective Date but prior to the Effective Time:

(a)                                  by the mutual written agreement of Welter, Vedanta, Twin Star and the Purchaser;

(b)                                 by any Significant Shareholder if: (i) the Offer has not been made in accordance with this Agreement by the Mailing Date, (ii) the Offer (or any amendment thereto), does not conform in all material respects with the requirements of this Agreement, including Schedule A hereto, or any amendment thereof that has been mutually agreed to by the Parties and such unconformed portions of the Offer have not been conformed by the Purchaser on or before the earlier to occur of the third Business Day following receipt from the Purchaser of written notice specifying in reasonable detail such unconfirmed portions of the Offer and the expiry of the Offer, (iii) if the Purchaser shall not have complied in all material respects with its covenants contained in this Agreement or in the Offer and such breached covenants have not been cured by the Purchaser on or before the earlier to occur of the third Business Day following receipt from the Purchaser of written notice specifying in reasonable detail such breached covenants and the expiry of the Offer, or (iv) the Offer has been terminated, withdrawn or expires without Shares being taken up thereunder;

(c)                                  by the Purchaser at any time prior to the earlier of the mailing of the Bid Circular and the Mailing Date if: (i) the representations and warranties of Vedanta and/or Welter and/or Twin Star set forth in Sections 4.1, 4.2, 4.3 and 4.4 are not true and correct in all material respects and such untrue or incorrect representations or third Business Day following receipt of written notice from the Purchaser specifying in reasonable detail such untrue or incorrect representations or warranties, (ii) any of the Significant Shareholders has not complied in all material respects with its covenants contained in this Agreement other than Section 6.8 and such breached covenants have not been cured by the Significant Shareholders on or before the third Business Day following receipt from the Purchaser of written notice specifying in reasonable detail such breached covenants, (iii) the Share Documents are not deposited into escrow under the Bid Escrow Agreement in accordance with this Agreement; or (iv) any of the conditions in Section 3.2 (b) or (c) are not satisfied;

(d)                                 by any Significant Shareholder at any time prior to the earlier of the mailing of the Bid Circular and the Mailing Date if: (i) the representations and warranties of the Purchaser set forth in Section 4.5 are not true and correct in all material respects and such untrue or incorrect representations or warranties have not been cured by the Purchaser on or before the third Business Day following receipt of written notice from such Significant Shareholder specifying in reasonable detail such untrue or incorrect representations or warranties, or (ii) the Purchaser has not complied in all material respects with its covenants contained in this Agreement and such breached covenants have not been cured by the Purchaser on or before the third Business Day following receipt from such Significant Shareholder of written notice specifying in reasonable detail such breached covenants; and

(e)                                  by the Purchaser if the conditions (1) or (2) of the offer in Schedule A are not satisfied or waived on or prior to the Expiry Time.

This Agreement shall terminate automatically if (i) the Purchaser fails to mail the Bid Circular on or prior to the Mailing Date in accordance with this Agreement; or (ii) the Effective Time does not occur on or prior to the Outside Date.

7.2          Effect of Termination.  If this Agreement is terminated after the SPA Effective Date in accordance with its terms:

(a)                                  subject to Sections 7.2(b) all further obligations of the Parties under this Agreement shall terminate, there shall be no liability on the part of any Party, and the Purchaser shall no longer be required to make or pursue the Offer and, if the Offer has been made, the Significant Shareholders can withdraw from the Bid Escrow Agreement and the Offer their Twin Star Shares (and any deposited Shares and other documents) and the Purchaser shall be entitled to receive the Signing Deposit and Bid Deposit, except for the agreements and obligations under the Signing Deposit Agreement and the Bid Escrow Agreement and Sections 2.1, 2.2, 8.1 and 8.4, which shall survive such termination; and

(b)                                 subject to Section 5.5 (f) and (g), if the right to terminate arose, or the Agreement terminated automatically, because of a breach of this Agreement by a Party, then such Party shall remain fully liable for any and all Damages sustained or incurred by the other Parties directly or indirectly as a result thereof provided that such liability shall be limited to an amount equal to the aggregate Offer Price.

ARTICLE 8

GENERAL

8.1          Expenses.  Except as otherwise expressly provided herein, each Party shall be responsible for all costs and expenses (including any Taxes imposed on such expenses) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisers).

8.2          Payment of Taxes.  Except as otherwise provided in this Agreement, the Purchaser shall pay all Taxes applicable to, or resulting from the transactions contemplated by, this Agreement (other than Taxes payable by Welter under Applicable Law) and any filing, recording or transfer fees payable in connection with the instruments of transfer provided for in this Agreement.

8.3          Preparation of Tax Returns. Each of Vedanta and Welter shall use their respective reasonable commercial efforts until October 31, 2007 during normal business hours to work towards preparing and filing all Tax Returns for Twin Star, Sterlite Gold and each Subsidiary for all fiscal year ending on or before the Effective Date.  The Purchaser shall cause to be prepared and filed on a timely basis all Tax Returns for Twin Star, Sterlite Gold and each Subsidiary for (a) to the extent not completed further to the efforts of Vedanta and Welter under the preceeding sentence, any period which ends on or before the Effective Date and for which Tax Returns have not been filed as of such date and (b) for any period that begins prior to the Effective Date and ends after the Effective Date for which Tax Returns are required to be prepared and filed (all such Tax Returns referred to in clause (a) and (b) of this Section 8.3 being referred to herein as “Stub Period Returns”).  Welter and the Purchaser shall co-operate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of all Stub Period Returns and shall preserve such data and other information until the expiration of any applicable limitation period under any Applicable Law with respect to such Stub Period Returns.  The Purchaser shall provide to Welter for its review and consent a copy of the Stub Period Returns and Welter shall pay to the Purchaser one-half of the costs (including reasonable allocation of internal costs) of the preparation and filing of such Stub Period Returns.

8.4          Assistance and Cooperation. The Purchaser will use its commercially reasonable efforts to (i) assist and cooperate with the Significant Shareholders in good faith to minimize any liability which may arise out of any AGRC employee, director, or officer matters, and (ii) not take any action which would result in any liability to any director, officer or employee of AGRC or any of its affiliates in respect of any matter related to AGRC. Nothwithstanding the foregoing and anything contrary in this Agreement or otherwise, no person shall have any remedy or recourse in respect of or in connection with any breach of this clause, whether based on tort, contract, statutory or common law remedy or equitable remedy or otherwise., and no Damages may be recovered from the Purchaser with respect to a claim under this clause. The Significant Shareholders agree that they shall not seek to obtain any remedy or recourse in respect of or in connection with any and all breaches of this clause.

8.5          Public Announcements.  An announcement in a form agreed between the Parties shall be made on the SPA Effective Date and except to the extent otherwise required by Applicable Law, no Party shall make further any public announcement regarding this Agreement or the transactions contemplated by this Agreement, without first providing the other Parties with an opportunity to review and comment on the public announcement.

8.6          Notices.

(1)           Mode of Giving Notice.  Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

(a)                                  if to Vedanta, Welter or Twin Star, to:

Vedanta Resources plc

16 Berkeley Street

London, UK  W1J 8DZ

Attention: Ajay Paliwal

Fax: (44) 0 20 7491 8440

with a copy to:

Blakes, Cassels & Graydon LLP
199 Bay Street
Suite 2800, Commerce Court West
Toronto, ON, Canada
M5L 1A9

Attention: John Kolada
Fax: 416.863.2653

(b)                                 if to the Purchaser, to:

GeoProMining Ltd. c/o

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, ON  M5L 1B9 Canada

Attention: William J. Braithwaite
Fax: (416) 947-0866

(2)              Deemed Delivery of Notice.  Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 5:00 p.m. on such day.  Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day.  Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services.  Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

(3)              Change of Address.  Any Party may from time to time change its address under this Section 8.6 by notice to the other Party given in the manner provided by this Section 8.6.

8.7          Time of Essence.  Time shall be of the essence of this Agreement in all respects.

8.8          Further Assurances.  Each Party shall from time to time promptly execute and deliver or cause to be executed and delivered all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement that the other Party may reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

8.9          Entire Agreement.  This Agreement, together with the Deposit Escrow Agreement, the confidentiality agreement entered into among the Purchaser, Sterlite Gold and AGRC with respect to Confidential Information, and the Bid Escrow Agreement and all schedules and exhibits hereto and thereto, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.  There are no conditions, representations, warranties, obligations or other agreements between the Parties in connection with the subject matter of this Agreement or the other agreements referred to in the previous sentence (whether oral or written, express or implied, statutory or otherwise) except or explicitly set out in this Agreement and in such agreements.

8.10        Amendment.  No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

8.11        Waiver.  A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver.  No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party.  The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

8.12        Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.13        Remedies Cumulative.  The rights, remedies, powers and privileges herein provided to a Party are cumulative and in addition to and not exclusive of or in substitution for any rights, remedies, powers and privileges otherwise available to that Party.

8.14        Arbitration.

(a)                                  A Dispute shall be deemed to arise when one Party serves on another Party a notice (“Notice of Dispute”) stating the nature of the Dispute provided that a Notice of Dispute may not be served and a Dispute shall not be capable of arising until after the SPA Effective Date. Following service of a Notice of Dispute, the Parties shall attempt in good faith to settle such Dispute amicably.

(b)                                 The Parties hereby consent to submit any Dispute to be finally resolved by arbitration in accordance with the rules of the ICC (the “Rules”) as in force and effect on the date of service of the Notice of Dispute, except as modified by this Agreement.  The tribunal shall consist of a sole arbitrator (the “Tribunal”) appointed in accordance with the Rules.  The place of arbitration shall be London and the language of the arbitration shall be English.  The Tribunal shall be instructed that time is of the essence in proceeding with its determination on any

Dispute, and unless otherwise agreed by the Parties, the decision of the Tribunal shall be rendered within thirty (30) days of the conclusion of the final hearing of such Dispute.  The decision of the Tribunal shall be in writing and reasons for the Decision shall be given.

(c)                                  An award in proceedings under the Rules shall be binding on the Parties and, for greater certainty, there is no right to appeal.  Judgement thereon may be entered in any court having jurisdiction for the purpose of enforcing the award.  The Parties undertake to keep strictly confidential the content of the arbitral proceedings and any arbitral award made in such proceedings, except as otherwise required by Applicable Law.

8.15        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada therein other than conflict of law rules. Each Party agrees (i) that subject to the terms of this Agreement any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of Ontario, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court; (ii) that it irrevocably waives any right to, and will not, oppose any such Ontario action or proceeding on any jurisdictional basis, including forum non conveniens; and (iii) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from an Ontario court as contemplated by this Section.

8.16        Successors and Assigns.  This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns.  No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party.

8.17        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument.  To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the another Party by facsimile transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Parties.

*   *   *   *   *

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

VEDANTA RESOURCES PLC

By:	(Signed) “Ajay Paliwal”

Name: Ajay Paliwal

Title: Deputy CFO

WELTER TRADING LIMITED

By:	(Signed) “Ajay Paliwal”

Name: Ajay Paliwal

Title: Director

TWIN STAR INTERNATIONAL LIMITED

By:	(Signed) “H. N. Maskara”

Name: H. N. Maskara

Title: Director

GEOPROMINING LTD.

By:	(Signed) “Koba Nakopia”

Name: Koba Nakopia

Title: as attorney for GeoProMining Ltd.

SCHEDULE A

CONDITIONS OF THE OFFER

The Purchaser will have the right to withdraw the Offer and not take up and pay for, or, subject to the terms and conditions of this Agreement, extend the period of time during which the Offer is open and postpone taking up and paying for, the Shares (or Holdco Shares) deposited under the Offer unless all of the following conditions are satisfied or the Purchaser has waived them at or prior to the relevant Expiry Time:

(1)                                  there shall not exist any prohibition at law against the Purchaser making the Offer, or taking up and paying, for any Shares (or Holdco Shares) deposited under the Offer if the total number of Shares (or Shares held by the Holdco, the Holdco Shares of which have been deposited under the Offer) to which such prohibition at law applies is greater than 16% of the issued and outstanding Shares;

(2)                                  the Twin Star Shares (or the Sterlite Gold Shares held by Twin Star) shall have been deposited under the Offer and not withdrawn prior to the Effective Time in accordance with this Agreement; and

(3)                                  this Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions shall be for the exclusive benefit of the Purchaser, and may be asserted by the Purchaser, at any time.

Subject to the terms and conditions of this Agreement, the Purchaser may waive any of the foregoing conditions in whole or in part at any time and from time to time, both before and after the relevant Expiry Time, without prejudice to any other rights which the Purchaser may have.

The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

SCHEDULE B

FORM OF HOLDCO AGREEMENT

•

as Offeror

and

•

as, Vendorco

and

•

as Holdco

SHARE PURCHASE AGREEMENT

                         , 2007

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION		3
Section 1.1	Defined Terms	6
Section 1.2	Sections and Headings	6
Section 1.3	Currency	6
Section 1.4	Gender and Number	6
Section 1.5	Applicable Law	6
Section 1.6	Statutes	6
Section 1.7	Non-Business Days	6

ARTICLE 2
PURCHASE AND SALE OF HOLDCO SHARES

Section 2.1	Purchase and Sale	7
Section 2.2	Purchase Price	7
Section 2.3	Payment of the Purchase Price	7

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of Vendorco	7
Section 3.2	Representations and Warranties of the Purchaser	11

ARTICLE 4
CONDITIONS

Section 4.1	Conditions of Closing in favour of the Offeror	12
Section 4.2	Conditions of Closing in favour of Vendorco	14

ARTICLE 5
CLOSING

Section 5.1	Closing	14

ARTICLE 6
TERMINATION

Section 6.1	Termination	15

ARTICLE 7
INDEMNITY

Section 7.1	Obligations to Indemnify	15
Section 7.2	Notice of Claims	15
Section 7.3	Direct Claims	16

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SHARE PURCHASE AGREEMENT

Share Purchase Agreement dated as of the           day of                             , 2007, among • (the “Offeror”), • (“Vendorco”) and • (“Holdco”).

RECITALS

A.            The Offeror has, pursuant to an offer mailed on August 22, 2007 (as it may be amended from time to time, the “Offer”) offered to purchase all of the issued and outstanding common shares (the “Shares”) of Sterlite Gold Ltd. (“Sterlite”).

B.            Pursuant to and on the terms and conditions to be set out in the Offer, Vendorco has elected to accept the Offer by tendering to the Offeror all of the issued and outstanding [common] shares (the “Holdco Shares”) of Holdco, which will, as of the day immediately prior to the Effective Date (as defined below), be the sole legal and beneficial owner of • Shares (the “Tendered Sterlite Shares”), in exchange for the consideration which Holdco would have been entitled to receive if the Tendered Sterlite Shares had been deposited directly by Holdco to the Offer and acquired directly by the Offeror pursuant to the Offer (the “Holdco Alternative”).

C.            This Agreement sets forth the terms and conditions on which the Offeror shall purchase the Holdco Shares pursuant to the Holdco Alternative.

In consideration of the foregoing and the mutual agreements contained in this Agreement (the receipt and adequacy of which are acknowledged), the parties agree as follows.

ARTICLE 1
INTERPRETATION

Section 1.1                Defined Terms.

In this Agreement, capitalized terms not defined herein shall have the meaning ascribed thereto in the Offer, and the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, either directly or indirectly, that results in control in fact of such

3

Person; provided that direct or indirect ownership of shares of a corporation carrying more than 50% of the voting rights shall constitute control of that corporation notwithstanding that control in fact may be exercised by another Person or group of Persons.

“Agreement” means this share purchase agreement and all schedules attached to it, as the same may be amended, varied, supplemented or otherwise modified from time to time in accordance with its terms.

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any law (including common law), rule, statute, regulation, order, judgment, decree, treaty or other requirement having force of law relating to or applicable to such Person, property, transaction, event or other matter.

 “Business Day” means any day except Saturday, Sunday or any day on which banks are not open for business in each of Toronto, Canada or London, England or Yerevan, Armenia.

“Calculation Method” shall have the meaning set out in Section 7.6.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as the same may hereafter from time to time be amended.

“Claim” shall have the meaning set out in Section 7.2.

“Closing” means the closing of the purchase and sale of the Holdco Shares.

“Contract” shall have the meaning set out in Section 3.1(d).

“Direct Claim” shall have the meaning set out in Section 7.2.

“Effective Date” means the date on which the Effective Time Occurs.

“Effective Time” means the time as which the Offeror first takes up Shares under the Offer.

“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, hypothecs, easements, rights-of-way, title defects, options or adverse claims or encumbrances of any kind or character whatsoever.

“Governmental Authority” means any Canadian, Armenian or foreign federal, state, provincial or local government, or any Canadian, Armenian or foreign court, administrative or regulatory agency or commission or other Canadian, Armenian or foreign governmental authority or agency.

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“Holdco” means •.

“Holdco Alternative” shall have the meaning set out in paragraph B of the recitals.

“Holdco Shares” shall have the meaning set out in paragraph B of the recitals.

“Indemnified Party” shall have the meaning set out in Section 7.2.

“Indemnifying Party” shall have the meaning set out in Section 7.2.

“Indemnity Payment” shall have the meaning set out in Section 7.6.

“Loss” shall have the meaning set out in Section 7.1.

“OBCA” means the Business Corporations Act (Ontario) and the regulations promulgated thereunder, as the same may hereafter from time to time be amended.

“Offer” shall have the meaning set out in paragraph A of the recitals.

“Offeror” means GeoProMining Ltd., a corporation existing under the laws of the British Virgin Islands, and includes its successors.

“Person” is to be broadly interpreted and includes an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

“Purchase Price” shall have the meaning set out in Section 2.2.

“Shares” means the common shares of Sterlite, and includes any securities into which such common shares may be changed or for which such common shares may be exchanged or replaced.

“Sterlite” means Sterlite Gold Ltd., a corporation existing under the laws of the Yukon Territory, Canada, and includes its successors.

“Subsidiaries” means direct and indirect subsidiaries (as such term is defined in the OBCA) and those partnerships and joint ventures or other entities in which Sterlite has a direct or indirect interest of more than 50%.

“Tax Gross Up” shall have the meaning set out in Section 7.6.

“Tendered Sterlite Shares” shall have the meaning set out in paragraph B of the recitals.

“Third Party” shall have the meaning set out in Section 7.4.

“Third Party Claim” shall have the meaning set out in Section 7.2.

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“Vendorco” means •.

Section 1.2                Sections and Headings.

The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section refers to the specified Section of this Agreement. Whenever the word “including” is used it means including without limitation.

Section 1.3                Currency.

All amounts in this Agreement are expressed in U.S. Dollars unless otherwise specifically indicated.

Section 1.4                Gender and Number.

Any reference in this Agreement to gender includes all genders.  Words importing the singular number only shall include the plural and vice versa.

Section 1.5                Applicable Law.

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario, and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

Section 1.6                Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted. To the extent that a taxation statute of any jurisdiction other than Canada applies to this Agreement, then the provisions of such taxation statute and all rules and regulations made under such taxation statute shall apply, mutatis mutandis, to the applicable provisions of this Agreement.

Section 1.7                Non-Business Days.

Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

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ARTICLE 2
PURCHASE AND SALE OF HOLDCO SHARES

Section 2.1                Purchase and Sale.

Subject to the terms and conditions of this Agreement, Vendorco agrees to sell, assign and transfer to the Offeror and the Offeror agrees to purchase from Vendorco on the Effective Date, all (but not less than all) of the Holdco Shares.

Section 2.2                Purchase Price.

The consideration (the “Purchase Price”) payable by the Offeror for the Holdco Shares will be equal to the number of Tendered Sterlite Shares multiplied by the purchase price payable for each Share under the Offer.

Section 2.3                Payment of the Purchase Price.

Subject to the terms and conditions of this Agreement, the Offeror shall pay the Purchase Price to Vendorco, or as Vendorco may direct, by cheque, bank draft or wire transfer as soon as possible on or after the Effective Date, but in any event not more than three (3) Business Days after the Effective Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1                Representations and Warranties of Vendorco.

Vendorco hereby represents and warrants to the Offeror as follows and hereby acknowledges and confirms that the Offeror is relying on such representations and warranties in connection with the purchase by the Offeror of the Holdco Shares:

(a)           Incorporation.  Each of Vendorco and Holdco is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation.  Each of Vendorco and Holdco has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments.  Each of Vendorco and Holdco has the corporate power, authority and capacity to own the Holdco Shares and Tendered Sterlite Shares, respectively, and to dispose of the Holdco Shares and Tendered Sterlite Shares, respectively, to the Purchaser.

(b)           Authorization.  The execution and delivery of this Agreement and all other agreements and instruments to be executed by each of Vendorco and Holdco as contemplated herein and the completion of the transactions contemplated hereby and thereby have been duly

7

authorized by all necessary corporate action on the part of Vendorco and Holdco and their respective shareholders.

(c)           Execution and Binding Obligation.  This Agreement has been duly executed and delivered by Vendorco and by Holdco, and is a valid and binding obligation of each of Vendorco and Holdco, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and provided that equitable remedies will only be awarded in the discretion of a court of competent jurisdiction.

(d)           No Violation or Breach.  The execution and delivery of this Agreement by Vendorco and Holdco and the completion by Vendorco and Holdco of the transactions contemplated by this Agreement and the Offer:

(i)            will not conflict with, result in the breach of or constitute a default under the articles, by-laws or resolutions of Holdco or Vendorco or any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral (a “Contract”) to which Vendorco or Holdco is a party; and

(ii)           do not and will not violate any provision of law or administrative regulation or any judicial or administrative award, judgement or decree binding upon Vendorco or Holdco.

(e)           Tendered Sterlite Shares. The Tendered Sterlite Shares are all of the Shares held, or that will be held, directly or indirectly, by Holdco.

(f)            Authorized Capital. The stated capital of Holdco consists of (A) at this date, • [common] shares (and no more) which have been duly issued and are outstanding as fully paid and non assessable, and (B) at the Effective Date, • [common] shares (and no more) shall have been duly issued and shall be outstanding as fully paid and non assessable.  All of the Holdco Shares have been issued in compliance with Applicable Law including applicable securities laws.

(g)           Share Ownership. As of the day immediately prior to the Effective Date, and continuing through the Effective Time:

(i)            all of the Holdco Shares will be registered in the name of, and beneficially owned by, Vendorco, and will be free and clear of all Encumbrances; and

8

(ii)           all of the Tendered Sterlite Shares will be registered in the name of, and beneficially owned by, Holdco, with good and marketable title thereto, and will be free and clear of all Encumbrances.

(h)           No Other Agreements to Purchase.

(i)            Other than the Offeror and Vendorco (directly or indirectly), no Person has or will have any Contract, warrant or option or any right capable of becoming a Contract, warrant or option for the purchase:
(A)          from Vendorco of any of the Holdco Shares;
(B)           from Holdco of any shares or other securities of Holdco; or
(C)           of any of the Tendered Sterlite Shares.

(i)            No Liabilities. As of the day immediately prior to the Effective Date and continuing through the Effective Time, Holdco will not have any paid employees, any obligations, liabilities (whether actual or contingent) or indebtedness to any Person, save and except to the Offeror under the terms of this Agreement.

(j)            No Property. As of the day immediately prior to the Effective Date and continuing through the Effective Time, Holdco will not own any property other than (i) cash, (ii) accounts receivable in respect of tax refunds, (iii) other immaterial property (provided that such immaterial property is acceptable to the Offeror), and (iv) the Tendered Sterlite Shares.

(k)           Single Purpose Organization.  Only if  Holdco is resident in Canada for the purposes of the Canadian Tax Act, that Holdco is a single purpose corporation that has not engaged in any activity other than the holding of Shares which are “capital property” to the Holdco for the purposes of the Canadian Tax Act, and/or (i) cash, (ii) accounts receivable in respect of tax refunds, (iii) other immaterial property (provided that such immaterial property is acceptable to the Offeror), or (iv) money market instruments.

(l)            No Subsidiaries. At the Effective Time, Holdco will have no subsidiaries, other than as permitted by Section 3.1(j), and will not be bound by any Contract to acquire or lease in any manner any shares or assets of any nature or kind whatsoever.

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(m)          No Contracts. At the Effective Time, Holdco will not be a party to any Contract, other than this Agreement, of any nature or kind whatsoever that has not been fully and completely performed and discharged, other than as has been disclosed to the Offeror prior to the date hereof.

(n)           No Claims. There are no claims, investigations, actions, suits or proceedings pending or threatened against or affecting Vendorco or Holdco, whether at law or in equity or before or by any federal, provincial, municipal or other governmental or administrative or regulatory department, commission, board, tribunal, bureau, agency or instrumentality, domestic or foreign, that would adversely affect in any manner the ability of Vendorco or Holdco to enter into this Agreement and perform their obligations hereunder. There are and will be no claims, investigations, actions, suits or proceedings pending or threatened against or affecting Holdco, whether at law or in equity or before or by any federal, provincial, municipal or other governmental or administrative or regulatory department, commission, board, tribunal, bureau, agency or instrumentality, domestic or foreign, other than as has been disclosed to the Offeror prior to the date hereof.

(o)           Compliance. Holdco is in full compliance with all laws, rules or regulations to which Holdco or the Tendered Sterlite Shares may be subject.

(p)           Books and Records. The books and records of Holdco fairly and correctly set out and disclose in all respects, in accordance with generally accepted accounting principles in • consistently applied, the financial position of Holdco as of the date hereof

(q)           Dividends. Only if Holdco is resident in Canada for the purposes of the Canadian Tax Act, that neither Holdco nor any predecessor of Holdco has at any time, up to and including the Effective Time, made an “excessive eligible dividend designation”, as that term is defined in subsection 89(1) of the Canadian Tax Act (or any similar such excessive designation under the taxation statute of any applicable jurisdiction) in respect of any dividend paid or deemed to be paid by such corporation up to and including the Effective Time.

(r)            Corporate Records. The corporate records and minute books of Holdco contain: (i) complete and accurate minutes of all meetings or other proceedings of the directors (or any committee thereof) of Holdco held since the date of acquisition of Holdco by Venderco and (ii) complete and accurate minutes in all material respects of all

10

meetings or other proceedings of the directors (or any committee thereof) of Holdco held from the date of incorporation of Holdco to the date of acquisition of Holdco by Venderco, and, in each case, all such meetings were duly called and held and the share certificate books, register of shareholders, register of transfers and register of directors and officers of Holdco are complete and accurate.

(s)           Independent Advice. Vendorco has sought and received independent advice with respect to the legal and tax consequences of entering into this Agreement and the transactions pursuant to or contemplated by this Agreement.

Section 3.2                Representations and Warranties of the Purchaser.

The Offeror represents and warrants as follows to Vendorco and acknowledges and agrees that Vendorco is relying on such representations and warranties in connection with the sale of the Holdco Shares:

(a)           Incorporation.  The Offeror is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation.  The Offeror has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments.

(b)           Authorization.  The execution and delivery of this Agreement and all other agreements and instruments to be executed by the Offeror as contemplated herein and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Offeror and its shareholders.

(c)           Execution and Binding Obligation.  This Agreement has been duly executed and delivered by the Offeror and constitutes a legal, valid and binding obligation of the Offeror, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable laws affecting creditors’ rights generally, and to general principles of equity.

(d)           No Conflict.  None of the execution and delivery by the Offeror of this Agreement or the completion or performance of the transactions contemplated hereby or the compliance by the Offeror with its obligations hereunder will result in a breach of:

11

(i)            the constating documents of the Offeror;
(ii)           any agreement or instrument to which the Offeror is a party or by which the Offeror or its property or assets are bound;
(iii)          any judgment, decree, order or award of any court, governmental body or arbitrator; or
(iv)          any law, statute, ordinance, regulation or rule relevant in the context of the Offer or this Agreement.

ARTICLE 4
CONDITIONS

Section 4.1                Conditions of Closing in favour of the Offeror.

The purchase and sale of the Holdco Shares is subject to the following conditions being satisfied at or prior to the Effective Time, which conditions are for the exclusive benefit of the Offeror and may be waived, in whole or in part, by the Offeror in its sole discretion:

(a)           Representations and Warranties. The representations and warranties of Vendorco contained in this Agreement shall be true and correct as at the Effective Time with the same force and effect as if such representations and warranties had been made on and as at such time, and a certificate to that effect in form and substance satisfactory to the Offeror, acting reasonably, dated as of the Effective Date shall have been delivered by Vendorco to the Offeror.

(b)           Performance of Covenants. All of the obligations and covenants contained in this Agreement to be complied with or performed by Vendorco at or before the Effective Time shall be complied with or performed to the satisfaction of the Offeror, acting reasonably, and a certificate to that effect in form and substance satisfactory to the Offeror, acting reasonably, dated as of the Effective Date shall have been delivered by Vendorco to the Offeror.

(c)           Conditions to the Offer. The conditions to the Offer for the benefit of the Offeror shall have been satisfied or waived.

(d)           Deliveries.  Vendorco shall deliver or cause to be delivered to the Offeror the following in form and substance satisfactory to the Offeror, acting reasonably:

(i)            share certificates representing the Holdco Shares duly endorsed in blank for transfer, or accompanied by irrevocable security

12

transfer powers of attorney duly executed in blank, in either case by the holders of record, together with evidence satisfactory to the Offeror that the Offeror or its nominee(s) have been entered upon the books of Holdco as the holder of the Holdco Shares;
(ii)           share certificates representing all of the Tendered Sterlite Shares registered in the name of Holdco;
(iii)          certified copies of (i) the charter documents and by laws of each of Vendorco and Holdco, as applicable, (ii) all resolutions of the shareholders and the board of directors of each of Vendorco and Holdco approving the entering into and completion of the transaction contemplated by this Agreement, and (iii) a list of the directors and officers of each of Vendorco and Holdco authorized to sign agreements together with their specimen signatures;
(iv)          a certificate of status, compliance, good standing or like certificate with respect to each of Vendorco and Holdco issued by appropriate government officials of their respective jurisdictions of incorporation;
(v)           the certificates referred to in Section 4.1(a) and Section 4.1(b);
(vi)          an opinion of counsel to each of Vendorco and Holdco with respect to the matters set forth in Schedule 4.1(d)(vi), in form and substance satisfactory to the Offeror, acting reasonably;
(vii)         all material minute books, share certificate books, share registers, books of account, accounting records, corporate documents and all other books or records, documents, information or data relating to Holdco;
(viii)        evidence that all necessary steps and proceedings as approved by counsel for the Offeror to permit all of the Holdco Shares to be transferred to the Offeror or its nominee(s) have been taken;
(ix)           a duly executed resignation and release effective as at the Effective Time of each director and officer of Holdco, in form and substance satisfactory to the Offeror, acting reasonably;
(x)            the income tax or other tax returns of Holdco required by Section 8.2; and

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(xi)           such other documents as the Offeror may reasonably request.

(e)           Payment of Expenses. Vendorco shall have paid to the Offeror the reasonable fees and expenses incurred by the Offeror in connection with the Holdco Alternative.

(f)            Due Diligence.  The Offeror shall have completed to its satisfaction, acting reasonably, its due diligence regarding Holdco, the title of Vendorco to the Holdco Shares, the title of Holdco to the Tendered Sterlite Shares, and all other matters regarding the business and affairs of Holdco that are relevant to determining satisfaction or compliance with the representations, warranties, covenants and conditions set out in this Agreement.

Section 4.2                Conditions of Closing in favour of Vendorco.

The purchase and sale of the Holdco Shares is subject to the following conditions being satisfied at or prior to the Effective Time, which conditions are for the exclusive benefit of Vendorco and may be waived, in whole or in part, by Vendorco in its sole discretion:

(a)           Representations and Warranties. The representations and warranties of the Offeror contained in this Agreement shall be true and correct as at the Effective Time with the same force and effect as if such representations and warranties had been made on and as at such time, and a certificate to that effect in form and substance satisfactory to Vendorco, acting reasonably, dated as of the Effective Date shall have been delivered by the Offeror to Vendorco.

(b)           Performance of Covenants. All of the obligations and covenants contained in this Agreement to be complied with or performed by the Offeror at or before the Effective Time shall be complied with or performed to the satisfaction of Vendorco, acting reasonably, and a certificate to that effect in form and substance satisfactory to Vendorco, acting reasonably, dated as of the Effective Date shall have been delivered by the Offeror to Vendorco.

ARTICLE 5
CLOSING

Section 5.1                Closing.

The closing of the transactions contemplated by this Agreement shall take place at the offices of Stikeman Elliott LLP, Suite 5300, Commerce Court West, Toronto, Ontario, at the Effective Time, or at such other place, on such other date and such other time as may be agreed upon in writing by the parties.

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ARTICLE 6
TERMINATION

Section 6.1                Termination.

This Agreement shall forthwith terminate upon the termination of the Offer. In addition, the rights and obligations of the Offeror under this Agreement will automatically terminate if the conditions to the Offer that are for the benefit of the Offeror are not satisfied or waived prior to the Effective Time.

ARTICLE 7
INDEMNITY

Section 7.1                Obligations to Indemnify.

Vendorco agrees to indemnify and save harmless the Offeror from all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) (singly a “Loss” and collectively “Losses”) suffered or incurred by the Offeror as a result of or arising directly or indirectly out of or in connection with: (i) any liabilities of Holdco relating to any matter occurring on or before the Effective Date; and (ii) any breach by Vendorco of any representation, warranty, obligation or covenant of Vendorco to the Offeror.  The Offeror agrees to indemnify and save harmless Vendorco from all Losses suffered or incurred by it as a result of or arising directly or indirectly out of or in connection with any breach by the Offeror of any representation, warranty, obligation or covenant of the Offeror contained in this Agreement.

Section 7.2                Notice of Claims.

In the event that a party (the “Indemnified Party”) shall become aware of any claim, proceeding or other matter (a “Claim”) in respect of which another party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.  If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting directly from the Indemnified Party’s failure to give such notice on a timely basis.

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Section 7.3         Direct Claims.

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have sixty (60) days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

Section 7.4         Third Party Claims.

With respect to any Third Party Claim, the Indemnified Party shall have the exclusive right, at the expense of the Indemnifying Party, to contest, settle or pay the amount claimed and to retain counsel and other experts or advisers selected by the Indemnified Party in its sole discretion in connection therewith; provided, however, that the Indemnified Party shall not settle any Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party elects to assume such control, the Indemnifying Party shall have the right, at its sole expense, to participate in the negotiation, settlement or defence of such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

Section 7.5         Payment and Cooperation.

The Indemnifying Party shall pay to the Indemnified Party all amounts for which the Indemnifying Party is liable pursuant to this section promptly after the Indemnified Party incurs the Loss in respect of which such liability arises. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

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Section 7.6         Tax Effect.

If any payment received by an Indemnified Party hereunder (an “Indemnity Payment”) would constitute income for tax purposes to such Indemnified Party, the Indemnifying Party shall pay a Tax Gross Up (as defined below) to the Indemnified Party at the same time and on the same terms, as to interest and otherwise, as the Indemnity Payment.  The amount of any Loss for which indemnification is provided shall be adjusted to take into account any tax benefit realized by the Indemnified Party or any of its Affiliates by reason of the Loss for which indemnification is so provided or the circumstances giving rise to such Loss. For purposes of this Section 7.6, any tax benefit shall be taken into account at such time as it is received by the Indemnified Party or its Affiliate.  For purposes of this Section 7.6, “Tax Gross Up” shall mean, with respect to any Indemnity Payment, such additional amount (calculated in accordance with the Calculation Method (as defined below)) as is necessary to place the Indemnified Party in the same after tax position as it would have been in had such Indemnity Payment been received tax free; and “Calculation Method”, with respect to the calculation of any Tax Gross Up on any Indemnity Payments, shall mean that such Tax Gross Up shall be calculated by using the aggregate income tax rate applicable to the Indemnified Party in its jurisdiction of tax residence for the taxation year in which the Indemnity Payment is made and, except as provided in this Section 7.6, without regard to any losses, credits, refunds or deductions that the Indemnified Party may have which could affect the amount of tax payable on any such Indemnity Payment.

ARTICLE 8
COVENANTS

Section 8.1         No Share Issuances.

Vendorco shall not issue any shares or agree to do so from and after the date hereof to and including the Effective Time in connection with any direct or indirect transfer of Shares without the prior written consent of the Offeror, acting reasonably.

Section 8.2         Tax Returns.

Vendorco must cause all income tax or other tax returns of Holdco, in respect of any periods ending prior to the time at which the Offeror takes up and pays for the Holdco Shares (including, if applicable, in respect of the taxation year end of Holdco ending immediately prior to the acquisition of the Holdco Shares by the Offeror) to be prepared, at Vendorco’s cost, by a public accounting firm acceptable to the Offeror, acting reasonably, and must provide copies thereof to the Offeror for filing by the Offeror, if not previously filed.

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Section 8.3         Due Diligence.

Vendorco will, until the Effective Time, permit the Offeror and its employees, agents, counsel, accountants or other representatives to continue to conduct due diligence regarding Holdco, the title of Vendorco to the Holdco Shares, the title of Holdco to the Tendered Sterlite Shares, and all other matters regarding the business and affairs of Holdco that are relevant to determining satisfaction or compliance with the representations, warranties, covenants and conditions set out in this Agreement, and in that respect will furnish to the Offeror and/or its employees, agents, counsel, accountants or other representatives such information with respect to the foregoing as the Offeror may from time to time reasonably request, including without limitation all minute books, share certificate books, share registers, books of account, accounting records, corporate documents and all other books or records, documents, information or data relating to Holdco.

Section 8.4         Subsection 185.1(2) Election.

Only if Holdco is resident in Canada for the purposes of the Canadian Tax Act, if the Canada Revenue Agency (or any taxing authority of a province of Canada) assesses or reassesses Holdco, or any successor or assign thereof, on the basis that either Holdco or any predecessor of Holdco, has at any time, up to and including the Effective Time, made an “excessive eligible dividend designation”, as that term is defined in subsection 89(1) of the Canadian Tax Act (or any such similar excessive designation under the taxation statute of any province of Canada), Vendorco, including any of its successors or assigns shall without delay do all acts and things necessary to permit Holdco, or any successor or assign thereof, to file an election under subsection 185.1(2) of the Canadian Tax Act within the time such election is required to be filed as determined under subsection 185.1(3) of the Canadian Tax Act (and to file an election under any similar applicable provision under the taxation statute of any province of Canada within the time prescribed), and in the manner and to the extent necessary to ensure that no tax under subsection 185.1(1) (or any similar tax under the taxation statute of any province of Canada) will be payable by Holdco or any successor or assign thereof.

For greater certainty, this Section 8.4 shall constitute the good and valid consent of Vendorco, including any successor or assign thereof, if Holdco is a resident in Canada for the purposes of the Canadian Tax Act, to permit Holdco or any successor or assign thereof, to file an election under subsection 185.1(2) of the Canadian Tax Act (or any similar applicable provision under the taxation statute of any province of Canada)  in the event that the Canada Revenue Agency (or any taxing authority of a province of Canada) assesses or reassesses Holdco or any successor or assign thereof, on the basis that either Holdco, or any predecessor of Holdco, has at any time, up to and including the Effective Time, made an “excessive eligible dividend designation”, as that term is defined at subsection 89(1) of the Canadian Tax Act (or

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any such similar excessive designation under the taxation statute of any province of Canada).

ARTICLE 9
GENERAL

Section 9.1         Survival of Covenants, Representations and Warranties.

The covenants, representations and warranties of Vendorco contained in this Agreement and in any certificates or documents delivered pursuant to or in connection with the transactions contemplated by this Agreement shall survive the closing of the purchase and sale of the Holdco Shares and, notwithstanding such closing, and regardless of any investigation by or on behalf of the Offeror, shall continue in full force and effect for the benefit of the Offeror without limitation of time, subject only to applicable limitation periods imposed by Applicable Law.

Section 9.2         Time of the Essence.

Time shall be of the essence of this Agreement.

Section 9.3         Enurement.

This Agreement shall become effective when executed by each of the parties hereto and after that time shall be binding upon and enure to the benefit of the parties and their respective heirs, executors, legal personal representatives, successors and permitted assigns.  Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by any party without the consent of the other parties, except that the Offeror may transfer to one or more of its Affiliates or related entities the right to purchase all or any portion of the Holdco Shares, but any such transfer will not relieve the Offeror of its obligations under this Agreement and in no way will prejudice the rights of Vendorco to receive the Purchase Price.

Section 9.4         Entire Agreement.

This Agreement and the Offer constitute the entire agreement between the parties with respect to the transactions contemplated in this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter of this Agreement.

Section 9.5         Waiver.

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver.

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No failure on the part of each of the parties to this Agreement to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

Section 9.6         Further Assurances.

Each of the parties covenants and agrees to do such things, to attend such meetings and to execute such further documents and assurances as may reasonably be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

Section 9.7         Remedies.

Vendorco acknowledges and agrees that an award of money damages would be inadequate to compensate the Offeror for any breach of this Agreement by Vendorco, and that any such breach would cause the Offeror irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by Vendorco, the Offeror will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to the Offeror.

Section 9.8         Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by all of the parties hereto.

Section 9.9         Severability.

If any provision of this Agreement shall be determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

Section 9.10      Notices.

Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if served personally, or telecopied, in the case of:

(a)	Offeror (and following Closing, Holdco), addressed as follows:

GeoProMining Ltd.
B.Ordynka, 44/4
Floor 6
Moscow
Russia 119017

	Attention:	Tatyana Johansen
	Facsimile:	+7 495 980 6456

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with a copy to, which will not constitute notice:

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, ON M5L 1B9

	Attention:	William J. Braithwaite
	Facsimile:	(416) 947-0866

(b)	Vendorco addressed as follows:

•

• Attention:
• Facsimile:

with a copy to, which will not constitute notice:

•

• Attention:
• Facsimile:

or to such other address as the relevant party may from time to time advise by notice in writing given pursuant to this Section 9.10. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery thereof.

Section 9.11      Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of page left blank intentionally]

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IN WITNESS WHEREOF the parties have executed this Share Purchase Agreement.

[OFFEROR]

By:
Name:
Title:

[HOLDCO]

By:
Name:
Title:

[VENDORCO]

By:
Name:
Title:

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SCHEDULE 4.1(D)(VI)

1.          Each of Vendorco and Holdco is a corporation [or limited liability company] incorporated under the laws of [name jurisdiction of incorporation], has not been dissolved and has all requisite corporate power and authority to enter into and perform its obligations under the Holdco Agreement.

2.          All necessary corporate action has been taken by Vendorco and Holdco to authorize the execution, delivery of the Holdco Agreement and the performance of their respective obligations thereunder; and the Holdco Agreement has been duly executed and delivered by Vendorco and Holdco and constitutes a legal, valid and binding obligation of Vendorco and Holdco enforceable against each in accordance with its terms.

3.          The execution and delivery of the Holdco Agreement by Vendorco and Holdco and the fulfillment of the terms of such agreement by Vendorco and Holdco does not and will not result in a breach of or default under, and does not and will not create a state of facts that, after notice or lapse of time or both, will result in a breach or default under, and does not and will not conflict with: (a) any of the terms, conditions or provisions of the articles and by-laws (or legal equivalents thereof) of Vendorco or Holdco; or (b) any laws of [name jurisdiction of incorporation].

4.          As of the day immediately prior to the Effective Date, and continuing through the Effective Time: (a) all of the Holdco Shares will be registered in the name of Vendorco, and will be free and clear of all Encumbrances or similar customary opinion under the laws of the relevant jurisdiction relating to adverse claims; and (b) all of the Tendered Sterlite Shares will be registered in the name of Holdco, with good and marketable title thereto, and will be free and clear of all Encumbrances or similar customary opinion under the laws of the relevant jurisdiction relating to adverse claims.

5.          As of the day immediately prior to the Effective Date, and continuing through the Effective Time, each of Vendorco and Holdco: (a) has the power to own its assets; and (b) has not taken any corporate action nor have any steps been initiated against it for bankruptcy, administration, liquidation, dissolution or company reorganization, or for the appointment of a liquidator, bankruptcy administrator or similar officer.

6.          No stamp, registration, issue or similar duties or taxes or governmental fees and charges are payable in [name jurisdiction of incorporation] by reason only of execution, delivery and performance of the Holdco Agreement.

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AMENDING AGREEMENT

THIS AMENDING AGREEMENT dated as of August 9, 2007 is made

BETWEEN:

Vedanta Resources plc (“Vedanta”)

- and -

Welter Trading Limited (“Welter”)

- and –

Twin Star International Limited (“Twin Star”)

- and -

GeoProMining Ltd. (the “Purchaser”)

RECITALS

A.            The parties hereto (the “Parties”) executed a Deposit Agreement dated August 5, 2007 (the “Agreement”); and

B.            The Parties desire to amend the Agreement as set forth herein.

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each Party, the Parties agree as follows:

1.             Words and phrases capitalized herein and not otherwise defined herein shall have the meanings respectively ascribed thereto in the Agreement.

2.             The Agreement is hereby amended as follows:

(a)           The words “August 9, 2007” in Section 1.2 of the Agreement are deleted and replaced with the words “August 14, 2007.”

(b)           Sections 2.1(b) and 2.1(c) are hereby amended by deleting the words “plus all interest thereon”.

(d)           Section 2.2 is deleted and replaced with the following:

“2.2        Bid Deposit. On or before the SPA Effective Date: (i) the Purchaser shall pay to the Escrow Agent the Bid Deposit to be deposited in an escrow account (the “Bid Account”); and (ii) Welter and Twin Star shall deliver to the Escrow Agent in escrow the TS Sterlite Shares registered in the name of Twin Star and accompanied by a letter of transmittal in connection with the Offer (the “Share Documents”). The Bid Deposit (plus all interest earned thereon) and the Share Documents shall be held by the Escrow Agent in escrow under the Bid Escrow Agreement and shall be disbursed in accordance with the relevant provisions of the Bid Escrow Agreement.”

(e)           The reference to “Section 2.2(b)” in Section 2.3 is deleted and replaced with “Section 2.2”.

(f)            The reference to “Section 2.2(a)(iii)(2)” in Section 6.7 is deleted and replaced with “Section 2.2”.

3.             The provisions of the Agreement that have not been modified hereunder shall continue in full force and effect, unamended.

4.             This Amending Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada therein other than conflict of law rules.

5.             This Amending Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument.  To evidence its execution of an original counterpart of this Amending Agreement, a Party may send a copy of its original signature on the execution page hereof to the another Party by facsimile transmission and such transmission shall constitute delivery of an executed copy of this Amending Agreement to the receiving Parties.

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IN WITNESS WHEREOF the Parties have executed this Amending Agreement as of the date first written above.

VEDANTA RESOURCES PLC

By:	(Signed) “Ajay Paliwal”
Name: Ajay Paliwal
Title: Deputy CFO

WELTER TRADING LIMITED

By:	(Signed) “Ajay Paliwal”
Name: Ajay Paliwal
Title: Director

TWIN STAR INTERNATIONAL LIMITED

By:	(Signed) “H. N. Maskara”
Name: H. N. Maskara
Title: Director

GEOPROMINING LTD.

By:	(Signed) “Koba Nakopia”
Name: Koba Nakopia
Title: as attorney for GeoProMining Ltd.

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